UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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ADEPT TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

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ADEPT TECHNOLOGY, INC.

5960 Inglewood Drive

Pleasanton, California 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 9, 2012

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Adept Technology, Inc., a Delaware corporation, to be held on Friday, November 9, 2012 at 8:00 a.m. local time at Adept’s principal executive offices located at 5960 Inglewood Drive, Pleasanton, California 94588, for the following purposes:

1. To elect seven directors to serve until the next Annual Meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for its fiscal year ending June 30, 2013; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary.

Whether or not you plan to attend the meeting, please vote as soon as possible.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on September 19, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors of Adept Technology, Inc.

John Dulchinos
President, Chief Executive Officer and Assistant Secretary

Pleasanton, California

September 27, 2012

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING WHETHER OR NOT YOU ATTEND, PLEASE CAST YOUR VOTE AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AS PROMPTLY AS POSSIBLE. IF YOU CHOSE TO RECEIVE PAPER COPIES OF YOUR PROXY MATERIALS, INCLUDING THE PROXY CARD, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE RETURN ENVELOPE PROVIDED. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

ADEPT TECHNOLOGY, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Adept Technology, Inc., a Delaware corporation, which is referred to in this proxy statement as Adept or the Company, for use at the Annual Meeting of Stockholders to be held Friday, November 9, 2012 at 8:00 a.m. local time, or at any adjournment or postponement of the Annual Meeting, for the purposes specified in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Adept’s principal executive offices located at 5960 Inglewood Drive, Pleasanton, California 94588.

When proxies are properly voted, whether as instructed in the Notice of Internet Availability of Proxy Materials or by dating, executing and returning a paper proxy, the shares they represent will be voted at the Annual Meeting according to the instructions of the stockholder. If no specific instructions are given, the shares will be voted:

•	for the election of the seven nominees for directors named in this proxy statement to serve until the next Annual Meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for its fiscal year ending June 30, 2013; and

•

at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary.

Internet Availability of Proxy Materials and Annual Report

These proxy solicitation materials are available at www.proxyvote.com on or about September 27, 2012 to all stockholders entitled to vote at the Annual Meeting. A copy of Adept’s Annual Report on Form 10-K will be made available at www.proxyvote.com concurrently with these proxy solicitation materials.

Pursuant to the rules adopted by the Securities and Exchange Commission, which we refer to as the SEC, Adept is required to provide access to our proxy materials via the Internet to a website. Accordingly, Adept is furnishing proxy materials to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. Adept believes that this process should expedite stockholders’ receipt of proxy materials, lower the costs incurred by Adept for the Annual Meeting and help to conserve natural resources. On or about September 27, 2012, Adept mailed to each stockholder of record and beneficial owners (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, in the form of a mailing titled “Important Notice Regarding the Availability of Proxy Materials,” that contains instructions on how to access and review the proxy materials, including this proxy statement and Adept’s Annual Report to Stockholders on Form 10-K, on a website referred to in such notice and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials and how to instruct us to send future proxy materials to stockholders electronically by email. Any stockholder’s election to receive the Proxy Materials by email will remain in effect until such stockholder terminates the request. If you receive a Notice of Internet Availability of Proxy Materials by mail, you should not expect to receive a printed copy of the proxy materials unless you request one. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of Adept’s proxy materials, currently or on an ongoing basis, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Record Date and Shares Outstanding

Stockholders of record at the close of business on September 19, 2012, referred to in this proxy statement as the Record Date, are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 10,558,841 shares of Adept’s common stock, $0.001 par value, and 8,000 shares of Series A Convertible Preferred Stock, $0.001 par value (referred to in this proxy statement as the preferred stock), were issued and outstanding.

Revocability of Proxies

Whether the proxy is submitted via the Internet, by telephone or by mail, any proxy given as a result of this solicitation may be revoked by the person giving it at any time before its use at the Annual Meeting by delivering to the Secretary of Adept a written notice of revocation or a duly executed proxy bearing a later date (including a telephone or Internet vote) or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, be sufficient to revoke a proxy.

Voting and Quorum; Vote Required

Each holder of common stock is entitled to one vote for each share of common stock held by that stockholder on the Record Date. Each holder of preferred stock is entitled to one vote for each share of common stock into which the preferred stock held by such holder would be convertible as of the Record Date. As of the record date, the 8,000 shares of preferred stock outstanding was convertible at the conversion rate of $4.60 for an aggregate of 1,739,130 shares of common stock and thus an equivalent number of votes.

Stockholders of record have three options for submitting their vote prior to the Annual Meeting: (i) vote via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, (ii) vote via telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials or (iii) complete, sign, date and mail in a paper proxy card in a pre-addressed envelope, which you can request as outlined in the Notice of Internet Availability of Proxy Materials.

If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any votes that were previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that is cast in person at the Annual Meeting. Whether the proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted and if it is not revoked prior to the Annual Meeting, the shares will be voted at the Annual Meeting in the manner set forth in this proxy statement or as otherwise specified by the stockholder.

The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. That is, if there were more than the seven nominees currently proposed for election to the Board, which we do not expect, the seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them would be elected directors. Stockholders will not be allowed to cumulate their votes in the election of directors.

Each other item to be voted on at the Annual Meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

A quorum comprising the holders of a majority of the outstanding shares of common stock entitled to vote on the Record Date must be present or represented by proxy to transact business at the Annual Meeting. If the persons present or represented by proxy constitute less than a majority of the outstanding stock as of the Record Date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Abstentions and Broker Non-Votes

Abstentions will be counted as present for purposes of determining the presence or absence of a quorum. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors because directors are elected by plurality. If you are a beneficial holder and do not provide specific voting instructions to your broker, the firm that holds your shares will not be authorized to vote on the election of directors. The proposal to ratify Armanino McKenna LLP as our independent auditors (Proposal Two) must be approved by a majority of the shares that are present in person or by proxy and entitled to vote on the matter. As a result, broker non-votes generally have no effect, and abstentions, which are treated as shares present or represented and voting, will count as a vote against on Proposal Two.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of Armanino McKenna LLP as our independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent your brokerage firm votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum.

“Broker non-votes” include shares for which a bank, broker or other nominee (i.e., record) holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter.

Recommendations of the Board of Directors

Adept’s Board of Directors recommends that you vote FOR each of the nominees of the Board of Directors (Proposal One) and FOR the ratification of the selection of Armanino McKenna LLP as Adept’s independent auditors for the fiscal year ending June 30, 2013 (Proposal Two).

Solicitation of Proxies

The cost of this solicitation will be borne by Adept, which is making this solicitation on our own behalf. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to the beneficial owners. Proxies may also be solicited by certain of our directors and officer employees, without additional compensation, personally or by telephone or facsimile.

Stockholders Sharing the Same Last Name and Address

Adept has adopted a procedure called “householding,” which has been approved by the SEC, for certain beneficial owners of our common stock. In accordance with this procedure, we are delivering only one copy of the Notice of Internet Availability of Proxy Materials or, if applicable, a paper copy of the annual report and proxy statement, to certain stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. This procedure is designed to reduce duplicate mailing and save significant printing and postage costs as well as natural resources. Stockholders who participate in householding will continue to be able to execute separate proxies.

If you received a householded mailing this year and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials or, if applicable, additional copies of our annual report and proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to Adept’s Corporate Secretary in writing at 5960 Inglewood Drive, Pleasanton, California 94588, or call Adept at (925) 245-3400. Adept will deliver a separate copy of the Notice of Internet Availability of Proxy

Materials or, if applicable, the annual report and proxy statement to you promptly upon receipt of your request. You may also contact us at the address and phone number above if you received multiple copies of the Notice of Internet Availability of Proxy Materials or, if applicable, Annual Meeting materials and would prefer to receive a single copy in the future.

Copies of our Annual Report on Form 10-K

In addition to being available at www.proxyvote.com, copies of our Annual Report on Form 10-K are also available free of charge both on our website at www.adept.com and by request. You may request our Annual Report on Form 10-K by calling Adept Technology at (925) 245-3400, emailing us at investor.relations@adept.com or writing to us at Adept Technology, Inc., 5960 Inglewood Drive, Pleasanton, California 94588, Attention: Investor Relations.

Stockholder Proposals and Nominations

For business to be conducted or nominations to be considered at the Annual Meeting, the business or nominations must be properly brought before the meeting. Under Rule 14a-8 of Regulation 14A of the Exchange Act, any stockholder intending to submit a proposal to Adept that qualifies to be properly brought before the Annual Meeting of stockholders to be held in 2013 must (i) be a stockholder of record at the time the proposal is submitted, (ii) be entitled to vote at the Annual Meeting and is a stockholder at the time of the meeting, (iii) submit such proposal in writing to the secretary of Adept with timely notice, no later than the close of business on May 30, 2013 (the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting), and (iv) must satisfy the other requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee that it will be included in Adept’s proxy statement or proxy.

Under Adept’s bylaws, a proposal or nomination that the stockholder seeks to bring before the Annual Meeting of stockholders must be submitted in writing to the Corporate Secretary of Adept at the principal executive offices of the corporation not later than the close of business on August 12, 2013 nor earlier than the close of business on July 12, 2013 (the 120th day prior to the first anniversary of the preceding year’s Annual Meeting). If the date of the Annual Meeting of stockholders changes by more than 30 days from the date of the anniversary of the prior year’s Annual Meeting, stockholder nominations and proposals must be received no earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is fewer than one hundred (100) days prior to the date of such annual meeting, by the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. If the Board of Directors increases the number of directors to be elected to the Board of Directors and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

Nominations and proposals must include certain information concerning the nominee or the business proposed, as applicable. Nominations and proposals must include certain information concerning the nominee or the business proposed, as applicable, the text of any proposal (including the text of any proposed resolutions or bylaw amendments), certain representations of the proponent, as well as the proponent stockholder’s ownership of Adept common stock, including, among other information as required in Adept’s Bylaws, all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, or as such rules may be amended or superseded. Nominations and proposals not meeting these requirements will not be entertained at the Annual Meeting unless and until applicable law would require otherwise. For the nomination of directors, this includes, in addition to the information described above, other information regarding compensation, voting and other economic arrangements relevant to the equity ownership of such stockholder and beneficial owner and their respective affiliates or associates or others acting in concert therewith, and other arrangements or relationships with a proposed director nominee (including all information that would be required by Rule 404 promulgated under Regulation S-k), and consent thereof, as detailed in Section 2.11 of the Adept Bylaws. As to any other business that the stockholder proposes to bring before the meeting, the proposal must include a brief description, the reasons for, any material interest in and arrangements relevant to, and include the text of, the business and proposal desired to be brought before the meeting.

As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the following information also must be provided: (i) the name and address of such stockholder and of such beneficial owner and of their respective affiliates or associates or others acting in concert, (ii) the common stock owned beneficially and of record by such stockholder and such beneficial owner and their respective affiliates or associates or others acting in concert, (iii) any security or similar right, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any transaction designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company (any of the foregoing, a Derivative Instrument), directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (iv) any arrangement pursuant to which such stockholder has a right to vote any class or series of shares of the Company, (v) any arrangement, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company incurred by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Company, or is a “short interest”, (vi) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company, (vii) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner, (viii) any performance-related fees based on any increase or decrease in the value of shares of the Company or Derivative Instruments, (ix) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such stockholder, (x) any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company, (xi) certain representations regarding entitled to vote and group participation and (xiii) any other required to be disclosed in a proxy statement or other filings required in a contested election pursuant to Section 14 of the Exchange Act. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Pursuant to its Side Letter Agreement with Hale Capital, Hale Capital may designate a nominee for election to the Company’s Board of Directors without complying with the foregoing dates and requirements. See “Director Designations” and “Certain Transactions—Arrangements with Hale Capital in 2012 Preferred Stock Financing” for further discussion regarding the rights of the holders of preferred stock.

PROPOSAL ONE: ELECTION OF DIRECTORS

Information about our Board of Directors

Our Board currently consists of seven members. Each of the following members of the Board has been nominated for reelection at the Annual Meeting. Members of the Board are elected to serve for a one-year term, until the next Annual Meeting of stockholders or until a successor has been elected and qualified.

Listed below are the nominees:

Name of Nominee	Age	Current Position(s) with Adept	Director Since
Benjamin A. Burditt	54	Director	2011
John Dulchinos	50	Director; President and Chief Executive Officer	2008
Martin M. Hale, Jr.	40	Director	2012
A. Richard Juelis	64	Director	2005
Michael P. Kelly	64	Chairman of the Board	1997
Herbert J. Martin	71	Director	2006
Robert J. Richardson	66	Director	2011

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Adept’s seven nominees named above and for any additional nominees named by the Board as discussed in this paragraph. In the event that any nominee of Adept is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who will be designated by the current Board of Directors to fill the vacancy. Adept is not aware of any nominee who will be unable or will decline to serve as a director.

Business Experience of Nominees

Biographical information for our Directors is set forth below, together with the specific qualifications, skills and experiences leading the Nominating and Corporate Governance Committee and the Board to conclude that they should serve as directors of the Company.

Benjamin A. Burditt has served as a director of Adept since August 2011. Since January 2011, he has served as a Managing Partner of Princeton Strategic Advisors LLC, a management consulting firm. From 2004 to December 2010, Mr. Burditt served as Partner for Special Situations Fund, where he invested in microcap stocks across several industry sectors including technology and health care. Previously, he co-founded Scripps Ventures LLC and served as its Senior Vice President, where he invested in early stage companies and served on the boards of several portfolio companies. Prior to this, Mr. Burditt served as a Senior Vice President of United Media, where he oversaw a comprehensive restructuring of the organization. Previously Mr. Burditt served as a Senior Engagement Manager at McKinsey & Company, Inc. where he worked with senior management teams of large multinational companies on strategic, operational and organizational issues. Prior to this, Mr. Burditt was an Associate at Prudential-Bache Securities. Since August 2011, Mr. Burditt also has served as a director of Intermap Technologies Corp. and since 2010 he has served on the board of Pardee Resources. Mr. Burditt holds a B.A. from Middlebury College and an M.B.A. from Yale University.

Mr. Burditt was designated as a director nominee by Special Situations Fund, pursuant to its rights under the purchase agreement related to Adept’s 2003 common stock financing as discussed under the heading “Director Designations” below. Mr. Burditt’s qualifications to serve on Adept’s Board include his 30 years’ experience in strategic, operational and organizational management and his expertise in the capital markets and strategic investing, which diversifies the knowledge base of Adept’s Board.

John Dulchinos was appointed Chief Executive Officer and a director of Adept in September 2008. Since June 2007 he has also served as President and from June 2007 to September 2008 he served as Chief Operating Officer. Prior to that he held various positions within Adept including Vice President of Global Sales and Marketing, Vice President of Robotics, Vice President of Worldwide Sales, Vice President of North American

Sales, and Director of OEM Business. He joined Adept in October 1987 as a regional sales engineer. Mr. Dulchinos is an active member of the robotics industry, currently serving on the board of directors of the Robotics Industry Association as well as having served on the Assembly Technology Expo advisory board from 2003 to 2005. He also serves on the board of directors of privately-held Visicon Technologies. He Dulchinos holds both a Bachelor’s and a Master’s degree in Mechanical Engineering from Rensselaer Polytechnic Institute with a concentration in robotics.

Mr. Dulchinos’ leadership and in-depth knowledge of the operations of the Company as its chief executive, following several other positions in the Company, are considered to be crucial to informed decision making at the Board level. In addition, his long-term involvement with the robotics industry provides him with extensive technical and market knowledge and deep relationships within our industry.

Martin M. Hale, Jr. has served as a director since September 2012. Since 2007, he has served as founder, Chief Executive Officer of Hale Capital Partners, L.P., an investment firm that applies a private equity skill set and focus to investing in small and micro-cap public companies. He has 15 years of experience in venture capital and private equity helping public and private companies grow as a board member and investor. Before joining Hale Capital Investors, Mr. Hale was a Managing Director and member of the founding team of Pequot Ventures d/b/a FirstMark Capital, which he joined in 1997. He served as a member of its Investment and Operating Committees from 2002 to 2007. Prior to joining Pequot Ventures, Mr. Hale was an associate with Geocapital Partners, an early stage venture capital firm. Prior to joining Geocapital Partners, Mr. Hale was an analyst in information technology M&A at Broadview International. Mr. Hale currently serves as the chairman of the board of directors of Telanetix, Inc. and as a board member of United Silver Corp. Within the past five years, Mr. Hale has also served on the board of directors of Paradigm Holdings Inc. prior to its sale to CACI. Other historical board roles have included Flarion Corporation (sold to Qualcomm), Celiant Corporation (sold to Andrew Corporation), Analex Corporation (public company, sold to QinetiQ UK), Vallent Corporation (sold to IBM Corporation) and Aurora Flight Sciences. He also has extensive board committee experience including compensation, audit, and governance. Mr. Hale graduated from Yale University with a B.A. cum laude with distinction.

Mr. Hale was designated as a director nominee by Hale Capital pursuant to its rights under the Side Letter agreement related to Adept’s 2012 preferred stock financing as discussed under the heading “Director Designations” below”.

Mr. Hale’s Board qualifications include extensive experience helping small public companies grow to become larger and more successful. Such experience is believed to be helpful to expand the company’s leadership with a focus on Adept’s direction for growth.

A. Richard Juelis has served as a director of Adept since November 2005. Since December 2008, he has been a Partner at Tatum, a financial and executive services consulting firm and a division of Randstad Holding NV. From September 2007 to November 2008, Mr. Juelis was a technology industry consultant. From June 2005 through August 2007, he served as Chief Financial Officer of World Heart Corporation, a publicly-traded medical device company. Prior to this, he served as Chief Financial Officer for three publicly-traded biotechnology companies, and held both domestic and international finance and general management positions with two major pharmaceutical companies. From June 2007 to June 2008, Mr. Juelis served on the board of directors of BioNovo, Inc., a drug discovery company and is currently on the Finance Committee of El Camino Hospital, a leading non-profit hospital system in Silicon Valley. He holds a B.S. in Chemistry from Fordham University, an M.B.A. from Columbia University and is a Certified Management Accountant (CMA).

Mr. Juelis’ qualifications to serve on Adept’s Board include his experience as a Chief Financial Officer and as a CFO consultant for other publicly-traded companies, where he gained significant experience in business development, financing transactions, public reporting, accounting, benefits/compensation, operations and administration. He has international general management experience and his management background with other public technology companies gives him an understanding of the market and business challenges that Adept experiences.

Michael P. Kelly has served as a director of Adept since April 1997 and has served as Chairman of the Board since November 2008. From October 2003 to January 2006 and again from September 2008 to November 2008, he served as Lead Independent Director of the Board of Directors. Since October 2005, Mr. Kelly has served as Chief Executive Officer of Kinsale Associates, Inc., a merchant bank. From July 2005 to October 2005, Mr. Kelly served as Chief Executive Officer of Cape Semiconductor Inc., a fabless semiconductor company. Prior to that, from 1994 to 2005, Mr. Kelly was Vice-Chairman and Senior Managing Director of Broadview International, LLC, an international merger and acquisitions advisory firm and a division of Jefferies Inc. From September 2005 until its acquisition in June 2011, Mr. Kelly also served as a director of Epicor Software Corporation, a provider of enterprise business software solutions. He currently serves on the boards of two private companies. Mr. Kelly received a B.A. in Accounting from Western Illinois University and an M.B.A. from St. Louis University. Mr. Kelly is a Certified Public Accountant.

Mr. Kelly’s qualifications to serve on Adept’s Board include his experience as an investment banker specializing in technology industries, which provides the Board and the Company with unique and relevant expertise in areas including capital markets, mergers and acquisitions, and financing.

Herbert J. Martin has served as a director of Adept since May 2006. Currently, Mr. Martin serves as a consultant to Ibex Technology Group, a privately-held IT analytics company. From March 2006 to November 2008, he served as Chief Executive Officer and Director of D-Wave Systems, a private firm engaged in the development of quantum computing systems. From September 2003 to February 2006, Mr. Martin was a management consultant to the technology industry. From October 2000 to September 2003 he served as Chief Executive Officer of Salira Optical Network Systems, a supplier of broadband access systems. Mr. Martin holds a B.S. in Electronic Engineering from Liverpool College of Technology and an M.B.A. from Santa Clara University.

Mr. Martin’s qualifications to serve on Adept’s Board include his 30 years’ experience as an executive managing technology companies, with particular emphasis on global channel and business development.

Robert J. Richardson has served as a director of Adept since August 2011. Since January 2000, Mr. Richardson has served as a consultant to the semiconductor industry. From November 1997 to January 2000, Mr. Richardson served as Chairman and Chief Executive Officer of Unitrode Corporation, a publicly traded semiconductor company, until its acquisition by Texas Instruments, Inc. From June 1992 to November 1997, he served in various positions at Silicon Valley Group, Inc., including President of SVG Lithography Systems (formerly Perkin-Elmer), President of Track Systems Division and Corporate Vice President of New Business Development and Marketing. From October 1988 to June 1992, Mr. Richardson served as President and General Manager, Santa Cruz Division at Plantronics, Inc., a manufacturer of communications equipment. From February 2003 until its acquisition by Raytheon Company in April 2011, Mr. Richardson served as a director of Applied Signal Technology Inc. Since March 2000, he has served as a director of Genus Inc., a manufacturer of critical deposition processing products for the global semiconductor industry and the data storage industry, and as a Trustee of Southern New Hampshire Medical Center. Currently he also serves on the board of directors of several private technology companies. Mr. Richardson holds a bachelor’s degree in computer design from St. Louis University and an MBA from Southern Illinois University.

Mr. Richardson’s qualifications to serve on Adept’s Board include his more than 35 years’ experience as a technology company executive, including as a chief executive, focused on growth and his experience as a director with a number of public and private technologies companies. In particular, he brings an in-depth knowledge of relevant business experience to Adept’s Board in areas including large systems sales to capital-intensive industries, business acquisitions and capital formation.

To our knowledge, there are no family relationships between any of our directors and any other of our directors or executive officers.

Board Leadership Structure

In accordance with the Company’s Bylaws, the Board of Directors elects the officers of the Company, including the Chief Executive Officer (“CEO”) and the Chairman, and each of these positions may be held by the same person or may be held by different persons. Both independent and management directors, including the Chief Executive Officer (“CEO”), are eligible for appointment as Chairman of the Board. Currently, the functions of Chairman of the Board and CEO are separated, but the Board may determine the appropriate structure for the Chairman role as separate or combined with the CEO role in the context of the Company’s circumstances at the time of determination. The Board believes that the current structure is the most appropriate to manage the affairs of the Company at this time. Among the duties of the Chairman is the management of the Board, including setting the agenda for Board meetings with the input of management, chairing such meetings and acting as a liaison for effective communication among Board committees and the Board and between senior management of the Company and the Board. The CEO manages the Company and is accountable for corporate performance and a separate Chairman allows him to focus on that responsibility. Mr. Kelly, our current Chairman, has served as a director of Adept since 1997. He has served as Chairman since November 2008 and also served as Lead Director from October 2003 to January 2006 and from September 2008 to November 2008. Mr. Kelly’s knowledge of the Company’s history, development and operations makes him well suited to the position of Chairman to manage the Board affairs and liaise with senior management. He provides a thorough knowledge of the operations and challenges of the Company and its industry.

Board Role in Risk Oversight

The Board, directly and through its committees for specific functional areas, is actively involved in the oversight of risks that could affect the Company. While the Board has ultimate oversight responsibility for the risk management process, its oversight is conducted through the committees of the Board where relevant to a committee’s specific duties with regular reporting to the full Board. The Audit Committee is specifically responsible for overseeing the management of risks generally and in particular relating to the Company’s audit, financial and compliance matters, while the Compensation Committee is responsible for overseeing the management of risks relating to the Company’s compensation policies and practices and related human resources matters. The Nominating and Corporate Governance Committee manages matters associated with the independence of the members of the Board and potential conflicts of interest. While the Board and its committees oversee risk management strategy, management is responsible for assessing, implementing and supervising day-to-day risk management processes. Management and the Board, or appropriate committee, have developed a list of major risks to prioritize and actively monitor throughout the fiscal year with management regularly reporting as to its risk management activities. This reporting includes the presentation to the Board of management’s assessment of the most important risks that could impact the Company’s ability to achieve its objectives and execute its strategies, and actions taken to manage those risks. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

Director Independence

With the exception of Mr. Dulchinos, Adept’s President and Chief Executive Officer, the Board has determined that all of Adept’s directors serving during any part of fiscal 2012 (all of whom are nominated for reelection and which together are more than a majority of the Board) constitute “independent directors” within the meaning of the corporate governance listing standards of NASDAQ. The Board has also reviewed Mr. Hale’s membership on the Board in light of his firm’s ownership of Adept’s preferred stock and has determined that Mr. Hale is an “independent director” within such corporate governance listing standards but does not qualify for service on Adept’s Audit Committee pursuant to the requirements of the Securities Exchange Act of 1934. In determining independence, the Board applies the standards of the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement as the Exchange Act, as applicable, and the corporate governance listing standards of NASDAQ. In making these determinations, the Board considers all relevant facts and circumstances relating to each director, his current and prior employment and other relationships as set forth in the NASDAQ listing standards.

In connection with the determination of independence of its directors, Adept considered the director-designee relationship discussed further below for Mr. Burditt, as well as his prior employment by the designating stockholder and lack of financial relationship with such stockholder in the future, and for Mr. Hale, the designee relationship and preferred stock ownership of Hale Capital.

Board Meetings

The Board of Directors of Adept held 11 meetings during Adept’s fiscal year ended June 30, 2012, referred to in this proxy statement as fiscal 2012, in addition to taking actions by unanimous written consent. Each director serving during fiscal 2012 attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served.

Consistent with Adept’s Corporate Governance Guidelines, Adept’s independent directors meet at regularly scheduled and special executive sessions without management.

Director Attendance at Stockholder Meetings

Adept’s Corporate Governance Guidelines strongly encourage directors to attend its annual meetings of stockholders and any special meetings of stockholders. Each of the directors serving during fiscal 2012 attended the 2011 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Copies of the current charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee can be accessed on Adept’s website at www.adept.com. Additionally, from time to time, the Board may appoint a special committee of independent directors for the purposes of such matters as evaluating merger and acquisition related opportunities, litigation or other non-routine items and currently includes a Strategy and Acquisition Committee.

The following table sets forth the three standing committees identified below, the members of each committee during fiscal 2012 following the reorganization of the committees in November 2011 and as of the date of this proxy statement, and the number of meetings held by each committee.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Benjamin A. Burditt	Member

A. Richard Juelis	Chair	Member	Member

Michael P. Kelly*			Chair

Herbert J. Martin	Member	Chair	Member

Robert J. Richardson		Member

Meetings held in fiscal 2012	8	6	4

*	Until November 2011, Mr. Kelly, Adept’s Chairman of the Board, also served on the Audit Committee and Compensation Committee.

Audit Committee. The Audit Committee is responsible for representing and assisting the Board of Directors in fulfilling its oversight responsibilities with review and oversight of (i) the quality and integrity of Adept’s financial statements and other SEC filings, (ii) the effectiveness of Adept’s system of internal controls, and auditing, accounting and financial reporting processes, (iii) the appointment and oversight of Adept’s independent auditors, including reviewing the auditors’ qualifications, independence and performance, (iv) the pre-approval of all audit and allowable non-audit services provided by Adept’s independent auditors, (v) compliance with legal and ethical requirements associated with accounting and audit matters, corporate securities trading, investor communications, and (vi) risk assessment and risk management. Each of the members of the Audit Committee is “independent” as defined in the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. In addition, each of the members of the Audit Committee is able to read and understand fundamental financial statements as required by the corporate governance listing standards of NASDAQ. In November 2011, the Board added Benjamin Burditt to the Audit Committee, replacing Michael Kelly. The Audit Committee met eight times during fiscal 2012 and was comprised of three non-employee directors, including Messrs. Juelis (Chairman), Burditt and Martin. The Board has determined that Mr. Juelis is an “audit committee financial expert” as defined by rules promulgated by the SEC.

Compensation Committee. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for officers of Adept, administering executive incentive compensation program and employee compensation and benefit plans, and overseeing risks potentially arising from the Company’s compensation policies and practices and related human resources matters. In November 2011, the Board appointed Richard Juelis to the Compensation Committee, replacing Mr. Kelly. The Compensation Committee met six times during fiscal 2012 and was comprised of three non-employee directors, including Messrs. Martin (Chairman), Juelis and Richardson. Each of the members of the Compensation Committee during fiscal 2012 is “independent,” as defined by the listing standards of NASDAQ, and a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

Role of the Compensation Committee

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. Under the terms of its charter, the Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers (and, with the rest of the independent directors, the CEO), administering our executive incentive compensation program, and reviewing, approving and administering all other employee compensation and benefit programs, including our equity compensation plans. The Compensation Committee has direct authority and responsibility to oversee Adept’s overall compensation structure, policies and programs and to assess whether our compensation structure establishes appropriate incentives for management and employees. Additionally, the Compensation Committee makes recommendations to the Board concerning compensation for our non-employee directors.

In fulfilling its role, the Compensation Committee meets to review and approve corporate goals and objectives relevant to the compensation of our CEO (with the rest of the independent directors on the Board) and other Named Executive Officers, referred to in this proxy statement as NEOs, participate in and consider the conclusions of the non-employee directors’ evaluation of the performance of our CEO made by the Board as well as our other NEOs in light of these goals and objectives, and determine and approve compensation annually both for our CEO and the other NEOs based on these evaluations. The CEO makes recommendations with respect to compensation for other officers and employees, but does not have a role in setting his own compensation.

The Compensation Committee reviews and determines the compensation of our CEO (with the other independent directors or as directed by the Board) and our other NEOs, based, in part, on its evaluation of a variety of criteria such as comparable and market compensation data from peer companies, executive performance and potential, and other information determined by the Compensation Committee to be important. Data used for peer company analysis includes data assembled by Radford, an AON Hewitt Company, and includes salary and compensation information and equity ownership of executive officers for a group of similarly situated technology companies determined to be peers for the purposes of evaluating executive compensation. The Compensation Committee also considers the recommendations of the CEO when determining annual base and incentive compensation for our other NEOs. On at least an annual basis, the Compensation Committee or

Board also considers the approval of stock option or other equity or cash incentive or performance awards for all our NEOs as well as other key employees. In addition, the Compensation Committee reviews and generally recommends to the Board of Directors employment agreements and severance arrangements for our NEOs.

Periodically, the Compensation Committee reviews the compensation of directors for service on Adept’s Board and its committees and recommends changes to the Board. This review has been based, in part, on the evaluation of compensation data for directors of a group of approximately 20 technology companies in California determined to be peers for the purposes of comparing compensation practices in a presentation by Radford. The Compensation Committee did not review director compensation in fiscal 2012 and expects to do so in fiscal 2013. The Committee also performs self-evaluations and assesses the adequacy of the Committee’s charter and recommends modifications or amendments to the Board.

The Compensation Committee has the authority to retain outside counsel, experts and other advisors and to obtain other data or resources as it determines appropriate. During fiscal 2012, the Compensation Committee retained Radford, an AON Hewitt Company, to provide information about peer practices and design of potential programs for the compensation of Adept’s executives and sales team. Radford presented the recommendation and information reports directly to the Committee and to Adept’s Human Resource staff and provided strategic guidance on program design, market data for our executive positions and current trends within the technology sector. Radford does not provide any other consulting services to Adept outside of its compensation consulting services to the Committee. Independent of its consulting services, we subscribe to and participate in Radford’s technology benchmarking surveys and in fiscal 2012, we utilized Radford’s parent company, AON Hewitt, as an insurance broker for employee healthcare coverage.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (i) identifies, screens and recommends qualified candidates to serve as directors of Adept, (ii) evaluates Adept’s Board, its committees and the continued service of its directors, including independence of the directors, (iii) reviews any related party transactions, (iv) evaluates stockholder nominees recommended by stockholders and (v) develops and reviews the company’s corporate governance and policies and code of business conduct. The Nominating and Corporate Governance Committee met four times during fiscal 2012 and was comprised of three non-employee directors, including Messrs. Kelly (Chairman), Juelis and Martin. Each committee member has been determined to be “independent” as defined by the listing standards of NASDAQ.

Special Committees. From time to time the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation. During fiscal 2012, the Board formed a special Strategy and Acquisition Committee and appointed Mr. Kelly to serve as a member and Chair of the committee, with Messrs. Burditt, Dulchinos and Richardson also serving as members of the committee. The Strategy and Acquisition Committee met six times in fiscal 2012. In connection with its public offering in June 2012, the Board also formed a special Pricing Committee and appointed the members of the Strategy and Acquisition Committee to serve as members of that committee. The Pricing Committee met twice in fiscal 2012.

Identification and Evaluation of Director Nominees

In addition to the director nominee designation rights of Special Situations Funds and Hale Capital, the Nominating and Corporate Governance Committee employs a variety of methods to identify and evaluate director nominees. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise, and the need for particular expertise on the Board.

If vacancies are anticipated or otherwise arise or expansion of the Board is determined to be appropriate, the Nominating and Corporate Governance Committee considers individuals for potential candidacy as a director. Additionally, candidates may come to the attention of the committee through current Board members, officers, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and as warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated or elected by the Board, and the Board determines whether to reject, elect or nominate the candidate, as the case may be, after considering the recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider individuals recommended by stockholders for nomination as a director pursuant to the provisions of Adept’s Bylaws relating to stockholder nominations and applicable law. A stockholder who wishes to recommend a prospective nominee for the Board should notify Adept’s Corporate Secretary or the Nominating and Corporate Governance Committee in writing with the supporting material required by Adept’s Bylaws and described under “Stockholder Proposals and Nominations” above, and any other material the stockholder considers necessary or appropriate.

While the Board currently has no defined minimum criteria for consideration or service as a director, the Nominating and Corporate Governance Committee evaluates prospective nominees against the standards and qualifications set out in Adept’s Corporate Governance Guidelines and other relevant factors as it deems appropriate, including the current composition of the Board and the need for particular expertise; all with reference to issues of business and industry experience, judgment, industry-specific skills, independence, and other relevant characteristics, within the context of an assessment of the perceived needs of the Board at that point in time and applicable law. Consistent with its Corporate Governance Guidelines, the Board considers diversity of business experience and skills, in addition to the other items listed above, in identifying Director nominees. In addition, at least a majority of directors on the Board must be “independent directors” as defined in the NASDAQ listing standards and as determined by the Board.

Director Designations

In connection with the preferred stock financing by Adept in 2012, Adept agreed that Hale Capital could designate one person to be a nominee for election to Adept’s Board of Directors and to use its commercially reasonable efforts to cause such designee to be elected to the Board of Directors as long as Hale Capital and its affiliated investors collectively beneficially own at least five percent of Adept’s outstanding common stock assuming conversion of all preferred stock. The Certificate of Designations also provides that if Adept is not able to make certain required cash payments upon a preferred stock redemption for more than a six month period, then the preferred stockholders may designate and elect an additional director, and if such cash payment inability continues for a 12 month period, the preferred stockholders could elect a majority of the Board. These provisions are not currently applicable to Adept. Hale Capital designated Mr. Martin Hale, Jr. to serve as a member of Adept’s Board of Directors upon the completion of the preferred stock financing in September 2012. Mr. Hale serves as Hale Capital’s designee as its CEO.

In connection with an equity financing by Adept in 2003, Adept agreed that Special Situations Fund III, L.P., referred to in this proxy statement as SSF, could designate one person to be a nominee for election to Adept’s Board of Directors and to use its commercially reasonable efforts to cause such designee to be elected to the Board of Directors or to remove and replace such designee if so requested by SSF and/or its affiliates, as long as SSF and its affiliated investors collectively beneficially own at least five percent of Adept’s outstanding common stock.

In August 2011, SSF designated Benjamin A. Burditt to serve as a member of Adept’s Board of Directors pursuant to its rights in the 2003 equity financing; Mr. Burditt joined the Board in August 2011. Mr. Burditt has indicated that he is not compensated by SSF, nor is there any arrangement or understanding with SSF pursuant to which he has agreed to serve on the Board.

Contacting the Board of Directors

Stockholders interested in generally communicating directly with the Board, the Chairman of the Board of Directors, or the non-management directors as a group may do so by sending a letter to the Adept Technology, Inc. Board of Directors, c/o the Office of the Corporate Secretary, or to the Office of the Chairman of the Audit Committee, Adept Technology, Inc., 5960 Inglewood Drive, Pleasanton, California 94588.

Information regarding communications with the Audit Committee of the Board of Directors regarding accounting, internal accounting controls and auditing matters or other matters is posted under “Whistleblower Procedures” under “Corporate Governance” on the investor relations page of Adept’s website at www.adept.com. Inquiries and other communications may be submitted anonymously and confidentially.

The Chairman of the Audit Committee and the Chief Financial Officer will review all such correspondence addressed to the Audit Committee or Corporate Secretary and forward it to the Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee, members of the Audit Committee or to any individual director, group of directors or Committee of the Board to whom the communication is directed, as applicable, if the communication is relevant to, and consistent with, Adept’s business and financial operations, policies and corporate philosophies. Where the matter is addressed by the Company’s Whistleblower Procedures and in certain other cases, the Audit Committee will determine whether an investigation is warranted and the nature and scope of any investigation. In making this determination, the Audit Committee may receive and consider the recommendations of Adept’s counsel or other counsel and other members of management, as deemed appropriate.

The Chairman of the Audit Committee has the authority (which has been delegated by the Corporate Secretary), in the Chairman’s discretion, to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such communications that are reasonably determined to be of a commercial or frivolous nature, unduly hostile, threatening, illegal, or not reasonably related to Adept or its business. In some cases, Adept’s counsel may determine that communications be forwarded elsewhere in the company for review and possible response.

The foregoing procedures do not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 (discussed under “Stockholder Proposals and Nominations” above) and communications made in connection with such proposals, which shall be handled in a manner consistent with Adept’s Bylaws and applicable law or (ii) service of process or any other notice in a legal proceeding.

CORPORATE GOVERNANCE

Adept’s common stock is listed under the symbol “ADEP” on the NASDAQ Global Market, which is referred to in this proxy statement as NASDAQ.

Adept and our Board of Directors, which is also referred to in this proxy statement as the Board, regularly review and evaluate Adept’s corporate governance practices. Many of our corporate governance documents are posted on the investor relations page of our website at www.adept.com. Printed copies of these documents are also available without charge to stockholders upon written request directed to Office of the Corporate Secretary, Adept Technology, Inc., 5960 Inglewood Drive, Pleasanton, California 94588.

Corporate Governance Guidelines

The Board of Directors of Adept has adopted Corporate Governance Guidelines for the Board, which cover topics relating to the Board including, but not limited to, Board membership criteria and the composition of the Board, the selection of new directors, Board leadership, Board compensation, responsibilities of directors regarding attendance, continuing education of directors, access to senior management and outside advisors, meeting procedures, committee matters and CEO evaluation. The Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines annually, and the Board may amend the Corporate Governance Guidelines at any time.

Code of Business Conduct

Adept has adopted a Code of Business Conduct to provide standards for ethical conduct, which applies to the Board of Directors, officers, and all Adept employees, including without limitation, our Chief Executive Officer and principal financial officer. The Code of Business Conduct covers topics including, but not limited to, the expected standards of employee conduct, conflicts of interest, certain internal controls and reporting, compliance with securities and other laws, confidentiality of information, insider trading, and competition and fair dealing and contains compliance standards and procedures, including particular compliance requirements for operations constituting a government contractor. Any waiver of a provision of the Code of Business Conduct with respect to a director or executive officer may only be made by the Board or its Nominating and Corporate Governance Committee. Adept will post on its website under the Investor Relations section of www.adept.com all amendments to the Code of Business Conduct and waivers of its provisions made with respect to any director or executive officer in accordance with the applicable SEC and NASDAQ rules.

COMPENSATION OF DIRECTORS

Director Compensation

During fiscal 2012, each non-employee member of our Board of Directors was eligible to receive the following cash and equity compensation:

Annual Cash Compensation

Annual retainer for Directors	$30,000
Additional annual retainer for Chairman of the Board	$15,000
Annual retainer for Committee Chairs:
Audit Committee	$12,500
Compensation Committee	$8,000
Nominating and Corporate Governance Committee	$ 4,000 (if not also serving as Chairman of the Board); $ 2,000 (if also serving as Chairman of the Board)

Special Committees (1)	$ 8,000 (if not also serving as Chairman of the Board)
Annual retainer for non-Chair Committee membership:
Audit Committee	$6,000
Compensation Committee	$4,000
Nominating and Corporate Governance Committee	$2,000
Special Committees (1)	$4,000

(1)	Compensation for service on any Special Committee of the Board is prorated by calendar quarter for the period of such committee’s existence.

Additionally, we reimburse our non-employee Board members for reasonable out-of pocket expenses incurred in the performance of their duties as directors, which in practice is primarily related to travel expenses associated with Board or committee meetings or with committee assignments, but no additional compensation is paid for attendance at Board or committee meetings.

Equity Compensation

Each non-employee member of our Board of Directors currently is eligible to receive option awards under the terms of the Adept 2005 Equity Incentive Plan. During fiscal 2012, new members of the Board were eligible to receive an initial option grant to purchase 10,000 shares of Adept’s common stock, vesting at a rate of 50% on the first annual meeting of stockholders following the appointment or election of the director and 50% at the second annual meeting of stockholders following the appointment or election of the director. Continuing members of our Board of Directors in fiscal 2012 were eligible to receive annual option grants to purchase 6,000 shares of Adept’s common stock, granted on the date of the first Board meeting following the Annual Meeting of Stockholders (which generally occur on the same day). Annual director grants vest in full one year from the date of grant. All options granted to our non-employee directors have an exercise price equal to the closing price of our common stock on the grant date.

Director Compensation in Fiscal 2012

The following Director Compensation Table sets forth summary information concerning the compensation paid to or earned by our non-employee directors who served during fiscal 2012 for that fiscal year for services (all of which related to service on the Board or a committee thereof) to our company. Mr. Hale joined our Board in September 2012 and was granted the initial option grant in the amount described above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Michael P. Kelly—Chair (3)	$53,544	$16,800	—	$70,344
Benjamin A. Burditt (4)	$32,423	$37,799	—	$70,222
A. Richard Juelis (5)	$48,500	$16,800	—	$65,300
Herbert J. Martin (6)	$46,000	$16,800	—	$62,800
Robert J. Richardson (7)	$33,047	$38,800	—	$72,847

1)	The amounts in this column represent the aggregate grant date fair value of awards with respect to the fiscal year, calculated using the Black-Scholes-Merton valuation model in accordance with financial accounting standards ASC Topic 718, Compensation-Stock Compensation. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended June 30, 2012 for more information about how we account for stock-based compensation.
2)	Each of our continuing non-employee directors serving during fiscal 2012 received an annual grant of an option to purchase 6,000 shares of Adept common stock on November 9, 2011 at an exercise price of $2.80 per share. New non-employee directors serving during fiscal 2012 received an initial grant of an option to purchase 10,000 shares of Adept common stock: Mr. Burditt received his options on August 29, 2011 at an exercise price of $3.78, and Mr. Richardson received his options on July 29, 2011 at an exercise price of $3.88.
3)	Mr. Kelly received fees of $53,544 for his service as Chairman of the Board and for service on other Board Committees in fiscal 2012. Mr. Kelly had 32,200 options outstanding as of June 30, 2012, of which 24,950 were exercisable.
4)	Mr. Burditt received fees of $32,423 for his service as a director and for service on Board Committees in fiscal 2012. Mr. Burditt had 10,000 options outstanding as of June 30, 2012, of which 5,000 were exercisable.
5)	Mr. Juelis received fees of $48,500 for his service as a director and for service on Board Committees in fiscal 2012. Mr. Juelis had 37,000 options outstanding as of June 30, 2012, of which 29,750 were exercisable.
6)	Mr. Martin received fees of $46,000 for his service as a director and for service on Board Committees in fiscal 2012. Mr. Martin had 37,000 options outstanding as of June 30, 2012, of which 29,750 were exercisable.
7)	Mr. Richardson received fees of $34,047 for his service as a director and for service on Board Committees in fiscal 2012. Mr. Richardson had 10,000 options outstanding as of June 30, 2012, of which 5,000 were exercisable.

Vote required

The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them (a plurality) shall be elected directors.

The Board of Directors recommends a vote FOR the election of all seven nominees listed above and for any additional director named by the Board, as discussed under “General” in this proposal above. Unless marked to the contrary, proxies received will be voted FOR the election of all seven nominees listed above and for any additional director named by the Board, as discussed under “General” in this proposal above.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has appointed Armanino McKenna LLP, an independent registered public accounting firm, as our independent registered public accountants, to audit our consolidated financial statements for the current year ending June 30, 2013. Armanino McKenna LLP has audited our consolidated financial statements since fiscal 2006. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Armanino McKenna LLP as our independent registered public accountants to audit our consolidated financial statements for the current fiscal year ending June 30, 2013. A representative of Armanino McKenna LLP is expected to be present at our Annual Meeting, and will have an opportunity to make a statement and to be available to respond to appropriate questions.

Stockholder ratification of the selection of Armanino McKenna LLP as Adept’s independent auditors is not required by Adept’s bylaws or otherwise. However, the Board is submitting the selection of Armanino McKenna LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Armanino McKenna LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year, if it determines that such a change would be in the best interests of Adept and its stockholders.

Ratification of the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for the fiscal year ending June 30, 2013 requires the affirmative vote of a majority of the shares represented (including those shares represented by proxy) and entitled to vote at the Annual Meeting.

The Board of Directors recommends that stockholders vote FOR the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for the fiscal year ending June 30, 2013. Unless marked to the contrary, proxies received will be voted FOR ratification of the selection of Armanino McKenna LLP.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee primarily assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting and financial reporting practices of Adept and engaging and reviewing the independence and performance of Adept’s independent auditors. Management has the primary responsibility for the financial statements and the reporting process. Adept’s independent auditors are responsible for expressing an opinion on the conformity of our consolidated financial statements with accounting principles generally accepted in the United States. The independent auditors report directly to the Audit Committee and have unrestricted access to the Committee. The Audit Committee also oversees the internal audit and Sarbanes-Oxley compliance functions of Adept, which report directly to the Audit Committee.

At the end of fiscal 2012 and in early fiscal 2013, the Audit Committee reviewed and discussed with Adept’s independent auditors, the overall scope and plans for the fiscal 2012 year-end audit. In addition, the Audit Committee met with management and the independent auditors to review and discuss the audited consolidated financial statements as of and for the fiscal year ended June 30, 2012. The Audit Committee also reviewed and discussed the independent auditor’s examination of the financial statements, both with and without the presence of management.

In addition, the Audit Committee has discussed with the independent auditors their judgments as to the acceptability and quality of Adept’s accounting principles, and such other matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board, or PCAOB. Further, the Audit Committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the PCAOB and discussed with them their independence from Adept and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Adept’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors of Adept Technology, Inc. for the fiscal year ended June 30, 2012.

A. Richard Juelis, Chairman

Benjamin A. Burditt

Herbert J. Martin

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees billed to Adept for professional services rendered by Armanino McKenna LLP our principal accountants in respect of the last two fiscal years.

	Fees billed by Armanino McKenna LLP for fiscal years ended
	June 30, 2012	June 30, 2011
Audit Fees (1)	$386,750	$305,001
Audit-Related Fees (2)	18,125	21,500

Audit and audit-related fees	376,125	326,501
Tax Fees (3)	—	—
All Other Fees	—	—

Total fees	$404,875	$326,501

(1)	Includes fees for the audit of Adept’s consolidated financial statements included in Adept’s Annual Report on Form 10-K, fees for the review of the interim condensed consolidated financial statements included in Adept’s Quarterly Reports on Form 10-Q, and fees for services that are normally provided by Adept’s independent public accountants in connection with statutory and regulatory filings or engagements. Amount reflects fees billed to date and unbilled accrued fees for services rendered in connection with the audit of the financial statements for fiscal 2012 to date. Additional fees may be incurred and billed for these services. Also includes $28,750 of fees related to services provided as independent auditor in respect of the Company’s June 2012 public offering of common stock, including the preparation of customary auditor’s “comfort letters” to the underwriter of the public offering.
(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of Adept’s consolidated financial statements that are not reported under “Audit Fees.”
(3)	Principally includes fees for assistance with preparation of federal, state and foreign tax returns, tax compliance, tax planning, tax advice and tax consulting.

Independent Auditors

The appointment of our independent auditors is approved annually by the Audit Committee of our Board of Directors. Armanino McKenna LLP, an independent registered public accounting firm, has been our independent auditor since October 2005 and was our independent auditor for fiscal year 2012. The Audit Committee of our Board of Directors has appointed Armanino McKenna LLP as our independent auditor for the fiscal year ending June 30, 2013.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit and permissible non-audit services provided by Armanino McKenna LLP prior to the engagement of Armanino McKenna LLP with respect to such services. The Audit Committee has delegated authority to the Chairman of the Audit Committee to approve the retention of Adept’s independent auditors for the purpose of preparing or issuing audit reports, performing other audit, review or attest service, or performing non-audit services that result in fees of less than $25,000. Approval of the Audit Committee is required for the engagement of independent auditors for services in excess of $25,000. All of the services provided by Armanino McKenna LLP shown in the table above were pre-approved by the Audit Committee. None of the services described in the table above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) of Regulation S-X. The Audit Committee has determined that the fees for services rendered were compatible with maintaining Armanino McKenna LLP’s independence from Adept.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the outstanding shares of Adept common stock held by:

•	each person known by Adept to beneficially own more than 5% of Adept’s outstanding common stock and the sole owner of its preferred stock;

•	each director of Adept;

•	each of the executive officers or former executive officers of Adept named in the Summary Compensation Table below; and

•	all current directors and executive officers of Adept as a group.

Applicable percentage ownership in the following table is based on 10,558,841 shares of our common stock outstanding as of September 19, 2012 for all shareholders other than Hale Capital, the sole owner of our preferred stock, together with options for the applicable stockholder currently exercisable or exercisable within 60 days after the record date. The number of shares outstanding for the calculation of percentage ownership for Hale Capital includes all shares of common stock reported to be beneficially owned on the Schedule 13D filed by Hale Capital.

This table is based upon information supplied by officers, directors and principal stockholders, and on Schedules 13F filed with the SEC. Beneficial ownership of greater than five percent of Adept’s outstanding common stock reflects ownership as of the most recent date indicated under filings with the SEC except as noted below, while beneficial ownership of executive officers and directors is as of September 19, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options or restricted stock awards that are currently exercisable or become exercisable within 60 days after the Record Date, are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the principal address of each of the following persons is c/o Adept Technology, Inc., 5960 Inglewood Drive, Pleasanton, California 94588.

		Common Shares Beneficially Owned
Beneficial Owner	Number of Preferred Shares Owned	Number of Common Shares Owned	Number of Shares of Restricted Stock (1)	Number of Stock Options Exercisable in 60 Days	Total Shares Beneficially Owned	Percent of Shares Outstanding
5% Holders
AWM Investment Co., Inc. (Austin W. Marxe and David M. Greenhouse) (2)	—	2,261,675	—	—	—	21.4%
153 East 53rd Street New York, NY 10022
Kopp Investment Advisors, LLC (3) 7701 France Avenue South, Suite 500 Edina, Minnesota 55435	—	887,900	—	—	887,900	8.4%
Marathon Capital Management(4) 4 North Park Drive, Suite 106 Hunt Valley, MD 21030	—	758,500	—	—	758,500	7.2%
Hale Capital (5)	8,000	—	—	—	1,739,130	14.1%
570 Lexington Avenue 49th Floor New York, NY 10022
Named Executive Officers of Adept
John Boutsikaris	—	11,200	—	13,500	24,700	*
Lisa M. Cummins	—	21,753	—	103,579	125,332	1.2%
John Dulchinos	—	70,338	—	278,977	349,315	3.3%
Joachim Melis		—	—	81,140	81,140	*
Non-employee Directors of Adept
Benjamin A. Burditt	—	—	—	10,000	10,000	*
Martin M. Hale, Jr. (6)	8,000	—	—	5,000	1,744,130	14.2%
A. Richard Juelis	—	4,500	—	36,250	40,750	*
Michael P. Kelly	—	20,000	—	31,450	51,450	*
Herbert J. Martin	—	—	—	36,250	36,250	*
Robert J. Richardson	—	1,000	—	10,000	11,000	*
All current executive officers and directors as a group (10 persons) (6)	—	128,791	—	606,146	2,474,067	10.8%

*	Less than 1%
(1)	Consists of shares of restricted stock that are not vested as of September 19, 2012. Holders of unvested shares of restricted stock have voting rights with respect to such stock, but such stock is subject to both vesting and forfeiture.
(2)	Reflects ownership as reported on Form 13F filed with the SEC for the period June 30, 2012. Marxe and Greenhouse beneficially own 2,261,675 shares of Adept common stock which consists of: (i) 297,532 shares of common stock owned by Special Situations Cayman Fund, L.P.; (ii) 821,594 shares of common stock owned by Special Situations Fund III QP, L.P.; (iii) 565,661 shares of common stock owned by Special Situations Private Equity Fund, L.P.; (iv) 94,098 shares of common stock owned by Special Situations Technology Fund, L.P.; and (v) 482,790 shares of common stock owned by Special Situations Technology Fund II, L.P. AWM Investment Company, Inc. (“AWM”) serves as the general partner of MGP Advisers Limited Partnership (“MGP”), the general partner of Special Situations Fund III QP, L.P. AWM is also the general partner of and investment adviser to Special Situations Cayman Fund, L.P., and serves as the investment adviser to Special Situations Fund III QP, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P., and Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.
(3)	Reflects ownership as reported on Schedule 13D filed with the SEC on September 14, 2012. This figure represents shares beneficially owned by (i) Kopp Investment Advisors, LLC (KIA), a registered investment advisor, (ii) Kopp Holding Company, LLC, and (iii) LeRoy C. Kopp, individually and through his control over Kopp Holding Company, LLC, which is the sole owner of KIA. KIA beneficially owns 887,900 shares of Adept common stock, has sole voting power over 563,100 shares, sole dispositive power over 563,100 shares and shared dispositive power over 324,800 shares.
(4)	Reflects ownership as reported on Form 13F filed with the SEC for the period ended June 30, 2012
(5)

Reflects ownership as reported on Schedule 13D filed with the SEC on September 26, 2012. The securities reported herein are indirectly held by Hale Capital Partners, LP, a Delaware limited partnership (“HCP”) through HCP-ROBO, LLC, a Delaware limited liability company (“ROBO”) of which HCP is the sole member. Martin M. Hale, Jr. (“MH”) is the Chief Executive Officer of HCP. MH is also (i) the sole owner and managing member of Hale Fund Partners, LLC, a Delaware limited liability company (“HFP”), the general partner of HCP and (ii) the sole owner and Chief Executive Officer of Hale Fund Management, LLC, a Delaware limited liability company (“HFM”), the general partner of Hale Capital Management, LP (“HCM”), the manager of HCP. As of the record date, the shares of preferred stock are convertible into common stock based upon a conversion rate of $4.60. The preferred stock may be converted into shares of common stock at the option of the holder thereof at any time.

(6)	Includes the shares reported by Hale Capital. See footnote 5.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Adept’s executive officers and directors, and persons who own more than ten percent of a registered class of Adept’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Adept with copies of all Section 16(a) forms they file. To Adept’s knowledge, based solely on a review of the copies of such reports furnished to us or written representations received from certain reporting persons, during fiscal 2012, all Section 16(a) filing requirements applicable to our officers and directors were complied with on a timely basis We have not been informed of any untimely filing by a greater than ten percent stockholder.

EXECUTIVE COMPENSATION

Compensation Committee Report

The information contained in the report below does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates it by reference therein.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be furnished in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

Respectfully submitted,

Herbert J. Martin, Chairman

A. Richard Juelis

Robert J. Richardson

Compensation Discussion and Analysis

General Objectives

Our overall objective with regards to executive compensation is to provide a compensation package that enables us to attract and retain highly qualified individuals whose abilities are critical to our long-term success, and to motivate these executives to achieve superior performance. Our compensation program for our Named Executive Officers (NEOs) is based upon the following underlying principles:

•	The NEOs’ total direct compensation (consisting of salary, annual incentive and performance compensation and long-term equity incentive compensation opportunities) should be competitive;

•

A substantial portion of each NEO’s compensation should be at risk, with payment of that compensation tied to achievement of specific, primarily corporate, financial, organizational or other goals, such as the growth of revenue and earnings, to drive improved performance; and

•

Our compensation program should align each NEO’s interests with the interests of stockholders by providing executives with long-term equity incentive compensation opportunities and promoting stock ownership.

Summary of Executive Compensation Program

In line with the principles noted above, our executive compensation program generally is comprised of three elements: (i) base salary, which is established primarily on the basis of individual qualifications and market considerations, as well as economic conditions and relative parity in treatment of executives and non-executive employees, with a general goal of seeking to align base salary compensation to approach the 50th percentile of base salary among Adept’s peer group as adjusted for Adept’s relative revenue and market capitalization, as discussed below, (ii) annual variable performance awards payable in restricted stock or in cash, and additionally for certain executives within the sales function, in cash, and tied to Adept’s achievement of financial performance goals and the executive’s contribution to the achievement of those goals, and (iii) long-term stock-based incentive awards that are intended to strengthen the mutuality of interests between the executive officers and the stockholders and in the case of (ii) and (iii) with a goal of achieving NEO stock ownership levels at the 75th percentile of executives at peer companies as further discussed below. In aggregate, we seek to provide total direct compensation consisting of base salary, stock options and other equity compensation for our executive officers that approach the 50th percentile of peer companies. In defining the level and mix of executive compensation, the Compensation Committee attempts to provide an appropriate balance of elements, without a specifically defined target allocation percentage, based on a variety of factors and also considers the accounting implications of each element and stockholder dilution/”overhang” in the case of equity awards.

Each of the three elements described above is designed to reward different results, as shown below:

Compensation Element	Designed to Reward	Relationship to Objectives

Base Salary	Individual experience, qualifications and performance of the NEO	• Provides competitive compensation to attract and retain NEOs • Rewards past performance

Annual Variable Award (Restricted Stock or Cash)

Success in reaching corporate goals (revenue, adjusted EBITDA, or in the case of management within the corporate sales function, sales commissions), starting in fiscal 2013, to be adjusted for some departmental objectives

Retention: restricted stock awards are subject to two-year retention for vesting

•    Provides competitive compensation to attract and retain NEOs

•    Compensation is contingent so that NEOs are motivated to achieve corporate goals

•    Restricted stock vesting promotes stock ownership and aligns NEO interests with the interests of our stockholders

Annual Variable Award (Cash)	(i) Cash incentive plan based upon corporate goal of net cash. (ii) Two NEOs also receive sales commission compensation based upon corporate or business unit revenue (net of warranty or reserve)	• Provides competitive compensation to attract and retain NEOs • Compensation is contingent so that NEOs are motivated to achieve corporate goals

Long-Term Stock-Based Incentive Awards (Stock Options)	Achievement of corporate goals and commitment to improved performance and long-term success of Company, through participation in increased shareholder value.	• Aligns the NEOs’ interests with the interests of our stockholders • Promotes stock ownership

The mix between elements of compensation varies by NEO and is influenced by corporate financial and strategic goals for which the NEO plays an important role rather than individual performance. In general the Compensation Committee adheres to our overall objective of offering compensation that is competitive taking into consideration Adept’s liquidity; providing NEOs with significant opportunity to earn additional, at-risk compensation by meeting or exceeding business plan objectives; and including long-term equity opportunities as an important compensation element. Currently, our business goal of increasing the Company’s liquidity influences the mix of compensation elements we utilize, which has resulted in less emphasis on salary (and thus reaching parity with the 50th percentile of peer company executives) and more emphasis on equity, in particular restricted stock, as a way of providing competitive remuneration with a retention element and balancing each executive’s overall compensation package more heavily towards incentive compensation requiring performance and retention. The use of restricted stock for at-risk performance awards provides an incentive for achievement of performance goals with a retention element, as stock awards are subject to two-year vesting. As a corollary, and in addition, to our goal of cash preservation which impacts the balance of cash and equity compensation for our executives, we have set a goal of increasing the percentage of each NEO’s ownership in the Company, and this too results in a greater emphasis on equity within the mix of executive compensation. We utilize stock options as a long-term incentive, as we believe stock options, which vest over several years, align the interests of our executives with the long-term interest of our shareholders by focusing them on increasing shareholder value. Long-term option awards generally have comprised a higher percentage of the mix of compensation for our U.S. executives than for our executives outside the U.S., as equity awards are generally considered to be a more important element of compensation among U.S. employees. Details about the compensation elements utilized in our executive compensation program during fiscal 2012 are provided below under “Elements of Executive Compensation.”

Two of our NEO’s, Mr. Joachim Melis and Mr. John Boutsikaris participate in executive sales commission plans as a result of their respective role in Adept’s sales function. Mr. Melis, our Vice President of Business Development and Managing Director of Europe participated in a commission plan which provided cash payments based on the achievement of Packaging Solutions Business revenue targets for each fiscal quarter and Mr. Boutsikaris’ sales commission plan was comprised of an annual cash payment based upon a specified, increasing percentage of net revenue during his service to the company during the fiscal year.

Role of the Compensation Committee

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. During fiscal 2012 the continuing members of the committee were Richard Juelis, Herbert Martin, and Robert Richardson, with Michael Kelly resigning from the committee in November 2011, each of whom is an independent, non-employee director, and Mr. Martin served as Chairman. The Compensation Committee has direct authority and responsibility to oversee Adept’s overall compensation structure, policies and programs and to assess whether our compensation structure establishes appropriate incentives for management and employees. In reviewing and determining the compensation of our CEO and our other NEOs, the Compensation Committee evaluates a variety of criteria, including comparable and market compensation data, executive performance and potential, and other information determined by the Compensation Committee to be important. The CEO does not have a role in setting his compensation, but the Compensation Committee considers the recommendations of the CEO when determining annual compensation for our other NEOs. On at least an annual basis, the Compensation Committee or Board also approves stock option or other equity or cash incentive awards for all our NEOs. In addition, the Compensation Committee reviews and recommends to the Board of Directors employment agreements and severance arrangements for our NEOs.

The Compensation Committee has the authority to retain outside counsel, experts and other advisors and to obtain other data or resources as it determines appropriate. For fiscal 2012, the Compensation Committee engaged Radford, an AON Hewitt Company, as compensation consultant on all matters related to the compensation of Adept’s executive officers. Radford was assigned projects directly by the committee, or by the Director of Human Resources and her staff upon the direction of the committee. The Company’s human resources group also supported the work of the committee and acted as the primary interface in coordinating assigned projects with Radford. For fiscal 2012, Radford provided market data, advice and recommendations to the committee and Adept’s management on competitiveness of executive officer compensation levels, goal metrics and bonus design, compensation mix between cash and equity, composition of the peer group, developments in technology industry compensation programs, legislation and regulation affecting executive compensation, the impact of the global economy on executive compensation and director compensation. For fiscal 2012, we paid Radford and AON Hewitt less than $120,000 for the compensation services it provided to the committee and other services provided to the company. Radford’s services included attending committee meetings, providing surveys and data analysis as well as other compensation-related services. Independent of its consulting services, we also subscribe to and participate in Radford’s technology benchmarking surveys and through fiscal 2012 utilized another subsidiary of AON Hewitt Corporation as our insurance broker for healthcare coverage for our employees. More information about the Compensation Committee’s role can be found under “Proposal One: Election of Directors—Compensation Committee” in this proxy statement.

Summary of Executive Compensation in Fiscal 2012

Determination of compensation elements for our executive officers for fiscal 2012 included (i) review of base salary for each officer, (ii) establishment of annual performance goals and award levels for at risk compensation and (iii) review of each officer’s beneficial ownership of Adept stock, including options and other equity. Each of these elements was evaluated in the context of peer data provided by an independent compensation consultant retained by the Compensation Committee and all three elements were considered both separately and together to ensure that the overall compensation package for each NEO addressed our primary objectives of offering competitive remuneration, having a substantial portion of compensation at risk and contingent upon financial and operating performance, and promoting long-term stock ownership.

Upon a review of peer data, the Compensation Committee concluded that salary levels for our executive officers were well below the 50th percentile of the market, as further explained below under “Elements of Executive Compensation—Base Salary.” However, the Committee also considered the ongoing climate of economic uncertainty and its possible effect on the Company’s revenues, the goal of cash preservation and to manage Adept’s business to be profitable, and the information that there were to be no increases to executive salary levels for Company’s general employee base as a result of these factors. Therefore, executive base salary increases for fiscal 2012 were limited to Mr. Dulchinos, whose salary was increased by the amount of his discontinued housing allowance in fiscal 2012, and Mr. Melis, whose base salary was adjusted to reflect his revised responsibility for the company’s European operations.

To ensure that the total compensation package for executive officers in fiscal 2012 was competitive, the Compensation Committee used a mix of stock options and performance-based restricted stock to achieve NEO incentive compensation between the 50th and 75th percentile of peer companies. Restricted stock granted based on the achievement of corporate financial goals was used as the primary award component of at-risk executive compensation in fiscal 2012. Potential grants of restricted stock awards were specifically set at levels that offered each executive officer a competitive annual incentive opportunity in comparison to potential annual incentive compensation at other peer companies. Performance restricted stock awards were designed to replicate the value of short-term cash incentive targets of peer companies. Annual stock option grants were made in amounts that ensured that each executive officer was near or above the 75th percentile of the market for long-term beneficial ownership. Annual stock options vest over four years, providing a long-term incentive for executives. Additionally, stock options i) allow Adept not to use its cash for compensation, while only incurring modest non-cash expense relating to the options in consideration of the long-term retention required to earn the full award, and ii) align the interest of NEOs with stockholders as option value results from positive stock price performance. Stock option grants in fiscal 2012 are further discussed below under “Elements of Executive Compensation—Long Term Compensation.”

In addition, the compensation program in fiscal 2012 also included a potential cash component for over-achievement of corporate performance targets and a cash award for overachievement of corporate net cash, defined as cash and cash equivalents, net of borrowings and other financings, above Adept’s operating plan. Restricted stock was believed to be an appropriate primary form of performance-based compensation as i) the two-year vesting period of restricted stock provides a more immediate incentive to recipients than stock options, which vest over four years, while allowing the Company to provide a non-cash award, and ii) positive Adjusted EBITDA, which was one of two criteria for awards for fiscal 2012, results from operational improvement as well as revenue growth, which strengthens Adept’s financial and market position and thus enhances shareholder value. Cash awards could be made where corporate performance exceeded target operating amounts resulting in additional corporate liquidity. The use of performance-based restricted stock and cash is further described below under “Elements of Executive Compensation—At Risk Performance Awards and the Fiscal 2012 Performance Program.”

During fiscal year 2012 two of our NEO’s, Mr. Joachim Melis and Mr. John Boutsikaris participated in executive sales commission plans as a result of their respective role in Adept’s sales function. Mr. Melis, our Vice President of Business Development and Managing Director of Europe participated in a commission plan which provided payment made or accrued in fiscal 2012 based on the achievement of Packaging Solutions Business revenue targets. Mr. Melis’ commission plan was comprised of quarterly payments based on a minimum threshold of $4.0 million in cumulative packaging solutions revenue with a plan of $8.0 million. Mr. Melis’ commission payment would have been up to $40,000 at plan for the fiscal year 2012, but Mr. Melis did not receive any commission amount for fiscal 2012. Mr. Boutsikaris’ sales commission plan was comprised of an annual cash payment based upon a specified percentage of 0.075% to 0.4% of revenue, net of warranty and reserve, from his start date in the second fiscal quarter of fiscal 2012 through the end of fiscal 2012, paying the maximum rate of 0.4% revenue for net revenue in excess of $54 million. At plan, Mr. Boutsikaris’ commission payment for fiscal 2012 would have been as much as $81,667, but he received $37,827 in sale commission compensation for his service during fiscal 2012.

Competitive Benchmarking / Review of Peer Data

In determining executive compensation for fiscal 2012 and to make certain that our compensation programs meet the objectives described above, the Compensation Committee relied on compensation information produced by Radford, an AON Hewitt Company, a compensation consulting firm for the technology industry. The compensation information considered by the Compensation Committee for fiscal 2012 was drawn from a peer group of 22 companies considered to be most closely comparable to Adept (as detailed below), which was developed and reviewed by both management of the Company and the Compensation Committee. In certain instances a broader, supplemental list based on Radford’s surveys also was utilized that consisted of more than 100 publicly traded technology companies with between $30 million and $100 million in revenue, headquartered in Northern California. The supplemental group data was used where peer group data was insufficient to address specific items, particularly for determining market percentile levels for base salary, evaluating stock ownership and incentive/performance awards and for director compensation.

In making its decisions about compensation for individual executives, the Committee reviewed comparable salary and equity incentive information, by position, from Radford. The 22 companies determined to be most comparable to Adept (referred to as the peer group) were selected based on their relatively similar business and labor markets, focus on technology in Northern California where Adept competes for talent, earn revenues of less than $100 million annually and have a similar market capitalization. These companies included:

8x8	Looksmart

AXT	LoopNet

Callidus Software	MiPS Technologies

Cutera	PDF Solutions

DemandTec	MoSys

Endwave	PLX Technology

Globalstar	QuickLogic

Glu Mobile	Rainmaker Systems

GSI Technology	Solta Medical

Keynote Systems	Supertex

Key Technology	Support.com

Elements of Executive Compensation

Base Salary

Base salaries for NEOs are reviewed annually, or more frequently should there be significant changes in responsibilities or the Company’s circumstances. In each case, the Compensation Committee takes into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, current salary level and competitive salary practices.

In April 20111 and May 2012, the Compensation Committee reviewed and evaluated competitive base salary levels for all employees including our executive officers, comparing each NEO’s base salary with a target amount equal to the 50th percentile of comparable companies using Radford’s surveys, including the peer group list and the broader supplemental group of technology companies. Radford’s data indicated that base salary levels for each of our NEOs fell well below the 50th percentile of base salary for respective positions within the group of comparable companies, and in some cases, fell below the 25th percentile. While compensation increases were implemented for non-executive employees effective April 30, 2012, the Compensation Committee took no action at that time to increase NEO salaries, due to ongoing economic uncertainty and the goal of management to manage costs in order to support the Company’s strategy to become profitable. Therefore, the annual prevailing base salaries for our NEOs for fiscal 2012 were $316,500 for Mr. Dulchinos, $220,000 for Ms. Cummins, $220,000 for Mr. Boutsikaris and €170,000 (or approximately $228,000) for Mr. Melis.

In fiscal 2012 the Compensation Committee utilized other compensation elements, including performance-based restricted stock and stock option grants, to create a competitive compensation package for each of our NEOs and to increase the mix of both at risk and long-term equity compensation. These other elements are discussed below under “Elements of Executive Compensation –Long-term Compensation” and “– At Risk Performance Awards and the Fiscal 2011 Performance Program.”

Long Term Compensation

Equity Plans. During fiscal 2012, we maintained two long-term incentive equity plans in which our NEOs are eligible to participate: the 2003 Stock Option Plan, as amended, and the 2005 Equity Incentive Plan. We refer to these plans as the “Equity Plans.” The Equity Plans are intended to align stockholder and employee interests by creating a direct link between long-term rewards and the value of our common stock. The Equity Plans and Compensation Committee Charter authorize the Compensation Committee to award stock options, restricted stock and restricted stock units, among other securities to our NEOs.

The Compensation Committee believes that long-term stock ownership by executive officers and employees is an important factor in retaining valued employees and in achieving growth in share value. Generally, we grant options primarily to our non-employee directors and our executive and senior management team. Option grants to NEOs utilize vesting periods that encourage the NEOs to continue in the employ of Adept. Because the value of an option bears a direct relationship to our stock price, the Compensation Committee believes that options motivate NEOs to manage Adept in a manner which will benefit all stockholders.

Annual Time-Based Stock Options. Consistent with the Company’s philosophy of using stock options that vest over time to align our executive’s interests with the interests of our stockholders, option grants to NEOs generally are made on an annual basis. The exercise price per share of each stock option is equal to the closing market price of a share of Adept common stock on the date the option is granted. The size of the stock option grants is determined by a number of factors, including:

•	comparable grants to executive officers and employees of similarly situated companies;

•	the NEO’s relative position and responsibilities with Adept;

•	compensation history and base salary levels;

•	the individual performance of the NEO over the previous fiscal year;

•	the anticipated contribution of the NEO to the attainment of our long-term strategic performance goals; and

•	the dilutive effect of the option grant.

Our CEO generally provides his recommendations to the Compensation Committee regarding specific grant amounts or ranges for our other NEOs, and the Board reviews and determines the option amounts granted to our other NEOs and sets the amounts granted to our CEO.

In determining the number of stock options to be granted to each NEO for fiscal 2012, in April 2011 (and updated in August 2011), the Compensation Committee reviewed and evaluated stock option ownership levels for our executive officers, comparing each NEO’s stock option ownership levels with a target amount equal to the 75th percentile of the comparable companies, which included the 22 peer companies and the broader supplemental group, as surveyed by Radford. The data from Radford indicated that total stock ownership for each of our NEOs was between the 50th and 75th percentile of stock option ownership for comparable positions at peer companies. Radford further provided analysis of the number of total shares that would be needed to bring current stock option ownership levels to the 75th percentile for NEOs. The Compensation Committee also considered the below 50th percentile salary levels of our executive officers and lack of general salary increases and the executives’ total direct compensation. Therefore the amount of option grants made to our executive officers generally were in amounts that fell between the 50th and 75th percentile for peer ownership.

The option grants were made on August 29, 2011 (with the exception of Mr. Boutsikaris, whose options were granted on November 2, 2011 in connection with his joining Adept), vest 1/48th per month over four years, expire ten years from the date of grant and have an exercise price of $4.86 per share, which was the closing price of our common stock on the date of grant.

The number of stock options granted to each of our NEOs in August 2011 (and, in the case of Mr. Boutsikaris, in November 2011) is shown below:

Name	Number of Shares
John Dulchinos—President and Chief Executive Officer	25,000
John Boutsikaris—Senior Vice President of Global Sales and Marketing	50,000
Lisa M. Cummins—Senior Vice President of Finance and Chief Financial Officer	15,000
Joachim Melis—Vice President, Business and Development and Managing Director of Europe	10,000

At Risk Performance Awards and the Fiscal 2012 Performance Program and Fiscal 2012 Cash Incentive Plan

The Compensation Committee sets new goals for Adept each fiscal year on the basis of past performance and objectives for the next fiscal year. In August 2011, the Compensation Committee recommended and the Board of Directors approved and adopted the Fiscal 2012 Performance Plan (the “2012 Plan”), under which our NEOs and certain key employees known as the “focus team” were identified for potential performance grants of restricted common stock based on the achievement of specific financial targets for fiscal 2012 that included target revenue and positive “Adjusted EBITDA” levels (earnings before interest income, income taxes, depreciation and amortization, merger and acquisition expense and goodwill impairment, and stock-based compensation expense as calculated under ASC Topic 718). No grants were made under the plan as maximum awardable amounts remained subject to discretion of the Compensation Committee, but were scheduled to be determined and made early in fiscal 2013. In addition to restricted stock grants, cash awards which were technically uncapped but reasonably expected to be up to $355,575 could also be made under the performance plan if the Company’s performance exceeded the highest targets for restricted stock grant awards.

The purpose of the 2012 Plan was to provide performance-based compensation to individuals who make a significant contribution to the performance of Adept and enhancing pay for performance, by:

•	focusing on the achievement of specific financial performance targets;

•	reinforcing a team orientation through collective targets;

•	providing significant award potential for achieving outstanding performance; and

•	enhancing the ability of the Company to attract and retain highly talented and competent individuals.

In fiscal 2012, eligible participants under the 2012 Plan consisted of our four NEOs, Mr. Dulchinos, Ms. Cummins, Mr. Melis and Mr. Boutsikaris, as well as other focus team employees. The 2012 Plan provided for potential restricted stock awards of approximately 105,000 shares for our participating NEOs and an aggregate of 60,000 shares for other focus team employees. The individual amount of restricted stock for which each NEO was eligible was determined by the Compensation Committee, based on their review and evaluation of the market compensation data presented to the Committee. In their review, the Compensation Committee specifically considered market data of the peer companies for cash incentive compensation, and sought to provide for comparably competitive performance incentives payable in equity in lieu of cash and equity incentives offered by peer companies. The restricted stock amounts were also viewed to be helpful to the Company’s goal of desired target ownership between the 50th and 75th percentile of the peer group.

The total potential amount of restricted shares (referred to as RSAs) that could be granted to the NEOs were in the amounts shown in the table below:

Name	Maximum Number of Shares	Value of award at plan adoption and at grant1)
John Dulchinos—President and Chief Executive Officer	50,000	$212,500/$215,500
Lisa M. Cummins—Senior Vice President of Finance and Chief Financial Officer	25,000	$106,250/$107,750
Joachim Melis—Vice President Business Development and Managing Director of Europe	15,000	$63,750/$64,650
John Boutsikaris—Senior Vice President, Global Sales and Marketing	15,000	$63,750/$64,650

1)	Calculated by multiplying number of restricted shares by the closing price of Adept common stock on the date the maximum number of shares set forth in the plan on the date of adoption but not granted (as it was subject to adjustment by the Compensation Committee) on August 31, 2011 and the date of grant, which was September 20, 2012 . The closing price on date the plan was adopted was $4.25 and on the grant date was $4.31 per share.

In order for the RSA to be granted specific corporate financial targets had to be achieved, as follows:

•

A threshold achievement consisting of annual revenue at a target level set by Adept’s management (the “revenue budget”) and a target level of positive adjusted EBITDA (the “adjusted EBITDA target”) was required to be met before any granting of RSAs was possible; achievement of the threshold level would result in granting of the RSAs and cash awards where performance levels exceeded 100% after the end of the fiscal plan year and after certification by the Compensation Committee that the awards were earned. The target amounts and the weighting for the targets are summarized below:

Weighting	50%			50%
Adjusted EBITDA			Revenue
$800	150%	+	$69,000	150%
$400	125%		$66,000	125%
$200	100%		$63,000	100%
$0	50%		$60,000	50%

		110%	115%	120%	125%
Revenue/ Adjusted EBITDA	$57,500	$60,000	$63,000	$66,000	$69,000

200%	$800	100.00%	125.00%	137.50%	150.00%

100%	$400	87.50%	112.50%	125.00%	137.50%

0%	$200	75.00%	100.00%	112.50%	125.00%

	$0	50.00%	75.00%	87.50%	100.00%

•

Higher achievement against the revenue budget or adjusted EBITDA target, or both, resulting in more than 100% of the collective targets being met (as reflected above) would result in cash awards payments of up to $125,000 for Mr. Dulchinos, $62,500 for Ms. Cummins, $50,000 for Mr. Melis and $50,000 for Mr. Boutsikaris at the highest target level, contingent upon the level of overachievement.

However, as the financial target for adjusted EBITDA for fiscal 2012 was not achieved, the restricted stock awards and cash awards contemplated by the Fiscal 2012 performance plan were not made. However, as fiscal 2012 revenues did meet a revenue target under the plan and the Company’s adjusted EBITDA, when further adjusted to remove currency exchange expense (as is the case in the adjusted EBITDA definition used for Adept’s line of credit with Silicon Valley Bank) also met the plan target, the Compensation Committee approved a discretionary grant of restricted stock to the participants in the fiscal 2012 performance generally aligned with the stock award amounts, but not cash award amounts, that otherwise would have been awarded pursuant to the plan had the targets been met, and as a result the amount awarded equaled the number of shares of restricted stock potentially awardable to each plan participant. In authorizing this discretionary grant, the Compensation Committee considered the Company’s financial results for fiscal 2012 generally, the lack of control of the plan participants over the currency fluctuations giving rise to the levels of expense accounted for, and the lack of salary increases for the executives for fiscal 2012 and 2013, and the failure of the Compensation Committee to exercise its discretion to authorize any cash awards reflecting targets being met if such revised adjusted EBITDA definition were applied.

In August 2011, the Board adopted the Adept Fiscal Year 2012 Cash Incentive Program which provided for the creation of a cash bonus pool equal to a percentage of incremental cash exceeding Adept’s operating plan of a specified level of net cash, defined as cash and cash equivalents, net of line of credit borrowings and any other financing, as determined by committee based upon the company’s financial statements, and also reduced for the amount of the bonus pool. This pool was to be divided among the participants in the performance plan in a ratio directly proportional to the amount of restricted stock potentially awardable pursuant to the Fiscal 2012 Performance Plan (as described above) for such individual as to the aggregate restricted stock potentially awardable. The cash targets were not met for fiscal year 2012 so no payout was made under the Cash Incentive Program. Additionally, see our discussion of sales commission program for Messrs. Melis and Boutsikaris above.

Fiscal 2013 Executive Compensation

In August and September 2012, the Compensation Committee adopted an executive compensation program for fiscal 2013 that seeks to (i) continue to preserve the Company’s cash by emphasizing the use of equity to competitively retain and incentivize NEOs (ii) primarily make use of restricted stock rather than cash for at risk performance compensation, and (iii) utilize stock options with four-year vesting periods for long-term compensation. The Compensation Committee utilized data from Radford to create the fiscal 2013 program, including analysis of executive compensation of 19 peer companies and a broader supplemental group of technology companies, as surveyed by Radford. As part of the program, the Compensation Committee adopted the Fiscal 2013 Performance Plan, referred to as the 2013 Plan, which provides for potential performance-based compensation for executive officers and focus team employees of the Company. The 2013 Plan provides for target goals based upon the Company’s revenue and Adjusted EBITDA performance for fiscal year 2013, applying an Adjusted EBITDA definition summarized as earnings before interest income, income taxes, depreciation and amortization, merger and acquisition expense and goodwill impairment, stock-based compensation expense as calculated under ASC Topic 718 and foreign currency expense. EBITDA is not adjusted for restructuring expense for the fiscal year 2013 plan. The employee participants may receive restricted stock in varying amounts subject to the level of revenue and Adjusted EBITDA for fiscal 2013, subject to adjustment depending upon the attainment of specifically identified departmental and functional objectives defined early in fiscal 2013 for each participant, up to an aggregate of 170,000 shares of the Company’s common stock and may also receive cash performance payments in amounts to be determined upon exceeding certain revenue and adjusted EBITDA performance targets for the fiscal year. Any restricted stock awarded pursuant to the 2013 Plan will be granted under Adept’s 2005 Equity Incentive Plan, as amended, and will be subject to vesting over the two-year period following the end of fiscal 2013. No cash incentive plan was adopted for fiscal 2013.

During fiscal year 2013, Mr. Joachim Melis and Mr. John Boutsikaris will participate in executive sales commission plans as a result of their respective role in Adept’s sales function. Mr. Melis, our Vice President of Business Development and Managing Director of Europe participates in a sales commission plan which provides quarterly payments based on the achievement of global core product revenue targets (excluding service, mobile and packaging solutions) and Mr. Boutsikaris’ sales commission plan was comprised of an annual cash payment based upon a specified, increasing percentage of revenue, net of warranty and reserve.

Employee Benefit Plans

Our executive officers are eligible for the same benefits available to Adept employees. These include participation in a tax-qualified 401(k) plan, Employee Stock Purchase Plan and group life, health, dental, vision and disability plans.

Perquisites

Adept generally does not provide its executive officers with perquisites and personal benefits other than routine health care coverage and disability and life insurance, which all company employees receive. Adept provided John Dulchinos, our President and CEO, with a housing allowance through calendar year 2011. This allowance was discontinued beginning in fiscal 2012. In addition, we provide an automobile allowance to Joachim Melis, our Vice President, Business Development and Managing Director of Europe, who is based in Germany, in keeping with local business practices and requirements of the position.

Severance Benefits

From time to time, we may provide conservative severance benefits upon termination of executives under certain circumstances.

Risks of Compensation Policies and Practices

Overall, we believe the executive compensation program structure meets our compensation objectives and is designed to address any risks arising from the program, which risk management is overseen by the Compensation Committee. For example:

•	Our compensation programs are heavily weighted toward performance with a meaningful long-term equity component and very limited perquisites.

•	We have no employment contracts of defined length with our executives and no multi-year guarantees for base salary increases, bonuses or equity compensation.

•	We endeavor to increase executive stock ownership to align employee interests with those of our stockholders.

•

We have an incentive compensation clawback policy in our at-risk compensation performance plan to adjust or recover awards if the performance measures on which an award is based are restated in a manner that would reduce the award.

•	Our at-risk compensation focuses upon annual financial performance and not shorter-term periods.

•	Our performance awards remain subject to two-year vesting conditions versus immediate payout.

•	Our Compensation Committee has the ability to exercise discretion (including reducing a payout).

•	We have not re-priced stock options nor do we intend to without seeking stockholder approval.

Summary of Fiscal 2012 Executive Compensation

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer and the two executive officers serving during fiscal 2012 other than the CEO and CFO, based on total compensation for their services with us in all capacities during the fiscal years ended June 30, 2012, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($) (5)	Stock Awards ($) (6)(7)	Option Grants ($) (8)(9)	Non-Equity Incentive Plan Compensation ($) (5)		All Other Compensation ($)		Total ($)
John Dulchinos— President and Chief Executive Officer	2012	$308,019	(1)	—	—	$94,497	—		$25,489	(12)	$428,005
	2011	$285,000	(1)	—	—	$172,886	—		$47,902	(13)	$505,788
	2010	$241,154	(1)	—	$291,600	—	—		$47,125	(14)	$579,879
John C. Boutsikaris— Senior Vice President of Global Sales and Marketing	2012	$143,956	(2)	—	—	$167,500	$37,827	(11)	$11,072	(15)	$360,355
	2011	—	(2)	—	—	—	—		—		—
	2010	—	(2)	—	—	—	—		—		—
Lisa M. Cummins— Senior Vice President of Finance, Chief Financial Officer	2012	$220,000	(3)	—	—	$56,698	—		$17,918	(16)	$294,616
	2011	$220,020	(3)	—	—	$51,866	—		$16,516	(16)	$288,402
	2010	$201,385	(3)	—	$194,400	—	—		$14,711	(16)	$410,496
Joachim Melis— Vice President, Business Development, Managing Director of Europe (18)	2012	$227,834	(4)	—	—	$37,799	—		$18,067	(17)	$283,700
	2011	$231,798	(4)	—	—	$43,222	—		$17,739	(17)	$292,759
	2010	$176,933	(4)	—	—	—	$83,226	(10)	$18,114	(17)	$278,273

Salary

1)	Mr. Dulchinos’ annual base salary was set at $285,000 in fiscal years 2011 and 2010. Payments shown for fiscal year 2010 reflect temporary salary reductions implemented in the second half of 2009 as part of Adept’s expense reduction efforts. Mr. Dulchinos’ salary was fully restored at the end of the fiscal second quarter of 2010 and he also received an additional payment of $2,192 in restoration of his previous salary level. In fiscal 2012, Mr. Dulchinos’ annual base salary was increased to $316,500 to account for the discontinuation of his housing allowance.
2)	Mr. Boutsikaris’ annual base salary earnings were $144,000 in fiscal 2012. No figures are shown for fiscal years 2011 and 2010 because Mr. Boutsikaris joined Adept in October 2011.
3)	Ms. Cummins’ base salary earnings were set at $220,000 for all periods presented. Payments shown for fiscal year 2010 reflect temporary salary reductions implemented in the second half of 2009 as part of Adept’s expense reduction efforts. Ms. Cummins’ salary was fully restored at the end of the fiscal second quarter of 2010 and she also received an additional payment of $1,692 in restoration of her previous salary level.
4)	Mr. Melis is paid in euros and his annual base salary was €170,000 for fiscal 2012 and fiscal 2011 and €140,000 for fiscal 2010. Payments shown for fiscal 2010 reflect temporary salary reductions implemented in the second half of 2009 as part of Adept’s expense reduction efforts. Mr. Melis’ salary was fully restored at the end of the fiscal second quarter of 2010 and he also received an additional payment of approximately $1,543 in restoration of his previous salary level.

Bonus Awards

5)	See Non-Equity Incentive Plan Compensation. Under the 2012 Cash Plan, Fiscal 2011 Performance Plan and Fiscal 2010 Performance Program, our named executive officers were eligible for cash bonus awards upon the achievement of certain corporate financial targets. The respective targets for cash payments to be made were not achieved for any of the fiscal years shown in the table above and therefore no cash bonuses were paid to executives for those periods.

Stock Awards

6)	The amounts in this column represent the aggregate grant date fair value of the shares calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of stock awards are set forth in Note 2 to the Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the SEC for the period ended June 30, 2012, which is incorporated by reference into this proxy statement.
7)	No performance-dependent restricted stock units (“RSUs”) or restricted stock awards (RSAs”) were granted in fiscal 2012 or reflected in our Annual Report on Form 10-K. However, RSAs were made on a discretionary basis by the Compensation Committee, not pursuant to the Fiscal 2012 Performance Plan, on September 20, 2012 as described under the heading “Compensation Discussion and Analysis”. Mr. Dulchinos received 50,000 RSAs; Ms. Cummins received 25,000 RSAs, Mr. Boutsikaris received 15,000 RSAs and Mr. Melis received 15,000 RSAs for which the grant date value per share was $4.31. RSUs were granted to each of our NEOs at the beginning of fiscal 2011 in the following amounts: Mr. Dulchinos received 50,000 RSUs; Ms. Cummins received 25,000 RSUs; and Mr. Melis received 20,000 RSUs. However, these fiscal 2011 RSUs terminated before vesting and were cancelled as corporate financial targets under the Fiscal 2011 Performance Plan were not achieved. For fiscal 2010, represents restricted stock awards made following the close of the fiscal year under the Fiscal 2010 Performance Plan.

Option Grants

8)	The amounts in this column represent the aggregate grant date fair value of options calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of stock option awards are set forth in Note 2 to the Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the SEC for the period ended June 30, 2012, which is incorporated by reference into this proxy statement. All options in the table granted in fiscal 2012 were granted pursuant to Adept’s 2005 Equity Incentive Plan, with the exception of Mr. Boutsikaris, whose options were granted pursuant to Adept’s 2003 Stock Option Plan.
9)	Amounts may also reflect time-based options to purchase shares of Adept’s stock as granted under our 2001 Stock Option Plan (which expired in August 2011), 2003 Stock Option Plan or 2005 Equity Incentive Plan.

Non-Equity Incentive Plan Compensation

10)	Reflects quarterly commission payments made or accrued in fiscal 2010 for Mr. Melis based on the achievement of quarterly revenue targets under his fiscal 2010 cash incentive program established for him in his previous role as Vice President of Worldwide Sales. Commission payments consisted of (i) 0.1% of revenue achieved between $9.0 million and $12.5 million, plus (ii) 0.5% of revenue achieved between $12.5 million and $15.0 million, plus (iii) 1.0% of revenue in excess of $15.0 million, in each case for the relevant fiscal quarter.
11)	Reflects annual commission payments made or accrued in fiscal 2012 for Mr. Boutsikaris based on the achievement of a revenue target for the term of his service during fiscal 2012 under his sales commission program.

All Other Compensation

12)	Includes payments made by Adept in fiscal 2012 on behalf of Mr. Dulchinos of $17,795 for health care, long-term disability and life insurance premiums and payments paid directly to Mr. Dulchinos of $7,694 for housing allowance for the months of July—September 2011. The housing allowance was discontinued in October 2011 (see Item 1 under Salary).
13)	Includes payments made by Adept in fiscal 2011 on behalf of Mr. Dulchinos of $16,628 for health care, long-term disability and life insurance premiums and payments made directly to Mr. Dulchinos of $31,274 for a housing allowance, which amount varies slightly from year to year due to tax gross up.
14)	Includes payments made by Adept in fiscal 2010 on behalf of Mr. Dulchinos of $15,436 for health care, long-term disability and life insurance premiums and payments made directly to Mr. Dulchinos of $31,689 for a housing allowance.
15)	Reflects health care, long-term disability and life insurance premiums paid by Adept on behalf of Mr. Boutsikaris.
16)	Reflects health care, long-term disability and life insurance premiums paid by Adept on behalf of Ms. Cummins and gym membership reimbursement.
17)	Reflects payments made directly to Mr. Melis for automobile allowance.

Exchange Rate

18)	Mr. Melis is paid in the local currency, which is the euro. In fiscal 2012, Mr. Melis was paid a base salary of €170,000 and he received an automobile allowance of €13,481. In fiscal 2011, Mr. Melis was paid a base salary of €170,000 and he received an automobile allowance of €13,010. In fiscal 2010, Mr. Melis was paid a base salary of €127,077, including the temporary salary reductions discussed in “Salary” above, and he received €13,010 for an automobile allowance. Salary, automobile allowance and insurance premium amounts shown in dollars in the table above were derived using a daily average exchange rate of US $1.3402 per euro for fiscal 2012, US $1.36352 per euro for fiscal 2011 and US $1.39233 per euro for fiscal 2010. Commission and bonus amounts for all years were calculated in dollars and paid in euros.

The following table sets forth certain information with respect to the grant of non-equity and equity incentive plan awards under our various equity and non-equity incentive plans during fiscal 2012.

Grant of Plan-Based Awards in Fiscal 2012

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Option Awards; Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (3)(4)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)
John Dulchinos— President and Chief Executive Officer	8/29/2011	Stock	—	—	—	25,000	$3.78	$898,612
		options
		Cash	$0	—	$107,750	—	—	—
John C. Boutsikaris— Senior Vice President of Global Sales and Marketing	11/2/2011	Stock	—	—	—	50,000	$3.35	$113,497
		options
		Cash	$0	—	$32,325	—	—	—
Lisa M. Cummins— Senior Vice President of Finance, Chief Financial Officer	8/29/2011	Stock	—	—	—	15,000	$3.78	$297,297
		options
		Cash	$0	—	$53,875	—	—	—
Joachim Melis—Vice President, Business, Development and Managing Director of Europe	8/29/2011	Stock	—	—	—	10,000	$3.78	$209,992
		options
		Cash	$0	—	$32,325	—	—	—

1)	Refers to potential cash payouts under the Fiscal 2012 Performance Plan for awards for performance exceeding 100% of the revenue and adjusted EBITDA targets for which restricted stock would be awarded. Awards from $0 up to the amount set forth above for the highest target amount under the Fiscal 2012 Performance Plan calculated as a cash amount equal to half of the value of the restricted stock potentially awardable under the plan. No cash payouts were made under this plan as the targets were not met. The amounts above do not reflect any amount in respect of the Fiscal 2012 Cash Incentive Plan (the “2012 Cash Plan”), which was adopted on August 31, 2011. Under the 2012 Cash Plan, our named executive officers were eligible to receive cash performance payments from a pool representing a percentage of the cash in excess of the company’s fiscal 2012 baseline plan for net cash without a maximum threshold and for which no amounts could be estimated. The pool was to be divided among the eligible participants in a ratio directly proportional to the amount of restricted stock potentially awardable to each individual pursuant to the Fiscal 2012 Performance Plan. No cash awards were made for fiscal 2012 as Adept had no incremental cash above our baseline plan for net cash.
2)	Reflects annual stock options awards to promote stock ownership for our NEOs with long-term equity incentive compensation.
3)

The amounts in this column represent the aggregate grant date fair value of options calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of stock option awards are set forth in Note 2 to the Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the SEC for the period ended June 30, 2012, which is incorporated by reference into this proxy statement.

4)	On September 20, 2012, RSAs were made on a discretionary basis by the Compensation Committee, not pursuant to the Fiscal 2012 Performance Plan, on September 20, 2012 as described under the heading “Compensation Discussion and Analysis”. Mr. Dulchinos received 50,000 RSAs; Ms. Cummins received 25,000 RSAs, Mr. Boutsikaris received 15,000 RSAs and Mr. Melis received 15,000 RSAs for which the grant date value per share was $4.31.

The following table sets forth certain information with respect to the outstanding equity awards held by the named executive officers at the end of the fiscal year ended June 30, 2012.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
John Dulchinos—President and Chief Executive Officer	1,625	—	$4.25	4/08/2013	(2)
	6,375	—	$1.50	4/08/2013
	10,000	—	$6.50	9/13/2014
	5,000	—	$5.50	3/09/2015
	2,000	—	$9.85	11/18/2015
	2,500	—	$10.80	2/09/2016
	2,500	—	$13.94	5/05/2016
	18,500	—	$8.07	11/17/2016
	23,500	—	$5.74	10/04/2017
	93,750	6,250	$9.48	9/08/2018
	63,750	21,250	$3.07	6/04/2019
	22,916	27,084	$4.86	8/31/2020
	5,208	19,792	$3.78	8/29/2021
John C. Boutsikaris—Senior Vice President of Global Sales and Marketing	7,291	42,709	$3.35	11/2/2021
Lisa M. Cummins—Senior Vice President of Finance and Chief Financial Officer	25,000	—	$7.14	6/08/2017
	22,500	—	$5.74	10/04/2017
	23,437	1,563	$9.48	9/08/2018
	14,886	5,114	$3.07	6/04/2019
	6,875	8,125	$4.86	8/31/2020
	3,125	11,875	$3.78	8/29/2021
Joachim Melis—Vice President, Business and Development, Managing Director of Europe	500	—	$4.25	4/8/2013	(2)
	2,100	—	$1.50	4/8/2013
	8,000	—	$6.50	9/13/2014
	5,000	—	$5.50	3/9/2015
	2,500	—	$9.85	11/18/2015
	1,500	—	$10.80	2/9/2016
	2,000	—	$13.94	5/5/2016
	5,000	—	$8.07	11/17/2016
	14,000	—	$5.74	10/04/2017
	14,062	938	$9.48	9/08/2018
	14,886	5,114	$3.07	6/04/2019
	5,729	6,771	$4.86	8/31/2020
	2,083	7,917	$3.78	8/29/2021

1)	Unless otherwise noted, options vest 1/48th per month over four years. There were no outstanding unvested stock awards at June 30, 2012 for any of our named executive officers.
2)	To avoid unintended and severe tax penalties to our affected employees that otherwise would have resulted from the IRS’s adoption of IRS Code Section 409A, in January 2007 Adept amended this stock option, which was originally awarded at an exercise price of $1.50 per share in April 2003, to reflect an exercise price of $4.25 per share, and paid the difference in exercise price directly to the option holder.

The following table sets forth certain information with respect to options exercised by each named executive officer and shares of restricted stock that vested during the fiscal year ended June 30, 2012.

Option Exercises and Stock Vested During Fiscal Year 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)
John Dulchinos—President and Chief Executive Officer	—	—	37,500	$143,700
John C. Boutsikaris—Senior Vice President of Global Sales and Marketing	—	—	—	—
Lisa M. Cummins—Senior Vice President of Finance and Chief Financial Officer	—	—	25,000	$95,800
Joachim Melis—Vice President, Business and Development, Managing Director of Europe	2,100	$5,106	—	—

(1)	The dollar amounts shown for option awards are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of Common Stock on the date of exercise and the exercise price of the options.
(2)	The dollar amounts shown above for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of Adept common stock on the vesting date, which is the gross taxable income on the value of the gain. Each officer elected to have withheld a sufficient number of shares of restricted stock to pay the taxes due at each vesting. The aggregate number of shares withheld and the total taxes paid on the vested shares during the fiscal year was as follows: Mr. Dulchinos elected to have withheld 14,550 vested shares in payment of a total taxable amount of $55,710 and Ms. Cummins elected to have withheld 9,700 vested shares in payment of a total taxable amount of $37,140.

Pension Benefits / Non-Qualified Deferred Compensation

We do not offer pension benefits other than to a small group of employees in Europe nor do we have non-qualified deferred compensation and therefore have omitted the Pension Benefits and Non-Qualified Deferred Compensation tables.

Termination / Change in Control Payments

Change of Control Agreements with our Named Executive Officers

In connection with our changes in management in September 2008, we entered into change of control agreements with Mr. Dulchinos, our Chief Executive Officer, and Ms. Cummins, our Chief Financial Officer, that provide for the acceleration of unvested options and restricted stock held by Mr. Dulchinos and Ms. Cummins, respectively, if such executives were terminated without cause or terminated voluntarily for good reason (each as defined in the change of control agreement) within a specified period (generally two years) after a change of control transaction, as defined below, subject to execution of a release and waiver of claims in a form substantially similar to the form generally used by the Company. In October 2011, we entered into similar change of control agreements with Mr. Melis, our Vice President of Business and Development and Managing Director of Europe, and Mr. Boutsikaris, our Senior Vice President of Global Sales and Marketing.

The executive’s equity incentives (to the extent provided in the applicable agreement) accelerate if, within two years after the change of control, the executive is terminated without cause or the executive terminates due to death, disability, or because executive’s overall compensation plan is not substantially similar and in all events at least as favorable as executive’s compensation prior to the change of control or executive’s authority or duties are not substantially similar taking into consideration that the executive is likely to know longer be a senior executive officer of a public company and may not be a senior executive officer of the surviving corporation although remaining a leader of the acquired business. For such purposes, executive’s authority or duties shall be considered to not be “substantially similar” if, without executive’s consent, (i) there is a substantial diminution or adverse modification in executive’s position or responsibilities; (ii) the company fails to timely pay any portion of executive’s compensation or benefits then due with an opportunity for cure; or (iii) executive’s principal place of employment is relocated to a location increasing executive’s commute by more than 30 miles.

Change in Control Definition

Our 2005 Equity Incentive Plan defines a “Change in Control” as, unless the Committee or the Board provides otherwise, the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

(ii) In any 12-month period, the individuals who, as of the beginning of the 12-month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries; or

(iv) The sale or other disposition of all or substantially all of the assets of the Company to any Person, other than a transfer to any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company; or

(v) ‘A complete liquidation or dissolution of the Company.

Our 2003 Stock Option Plan, 2005 Equity Incentive Plan and the related option grant agreements with our NEOs provide that, upon a change in control of Adept (in each case as defined in the relevant plan), the Compensation Committee may, but is not required to, accelerate the time or times at which any options may be exercised.

Each change of control agreement defines “Change of Control” as (i) any merger or consolidation in which the voting securities of Adept owned by the stockholders immediately prior to such merger or consolidation do not represent more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) of the voting securities of Adept immediately prior to such merger or consolidation, and (2) is a beneficial owner (or is part of a group of related persons that is a beneficial owner) of more than 20% of the voting securities of Adept immediately after such merger or consolidation (other than SSF), shall be excluded from the list of shareholders of Adept immediately prior to such merger or consolidation for purposes of the preceding calculation, (ii) the sale of all or substantially all of Adept’s assets to any other person or entity (other than a wholly-owned subsidiary), (iii) any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of that Act), directly or indirectly, of securities of Adept representing more than forty percent (40%) of the total voting power represented by Adept’s then outstanding voting securities (other than SSF), (iv) the dissolution or liquidation of Adept, (v) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors, or (vi) any other event substantially similar in substance and result to an event set forth above as determined by the Compensation Committee.

Calculation of Potential Payments and Value of Equity Award Acceleration upon Termination Due to Death or Permanent Disability, or Change in Control

If each of our NEOs terminated their employment as a result of death, a total and permanent disability, or upon a termination in connection with or following change of control on June 30, 2012, they would each have realized the following amounts as a result of the acceleration of all of their unvested restricted stock and options:

Name	Value of Accelerated Vesting of Unvested in-the-Money Stock Options (1)	Value of Accelerated Vesting of Restricted Stock (2)
John Dulchinos—President and Chief Executive Officer	$38,483	—
John C. Boutsikaris—Senior Vice President of Global Sales and Marketing	$42,709	—
Lisa M. Cummins—Senior Vice President of Finance and Chief Financial Officer	$13,316	—
Joachim Melis—Vice President of Business and Development and Managing Director of Europe	$11,059	—

(1)	Each of our option grant agreements with our NEOs provides that upon the date of an NEO’s termination of employment as a result of the death or Total and Permanent Disability of the NEO, the entire option shall become fully exercisable and shall be exercisable for a period expiring on the earlier of six months following termination or the expiration of the option term. Figures in the table above represent the difference between the exercise price of all unvested in-the-money options and the closing price of a share of Adept common stock of $4.35 on June 30, 2012.
(2)	No unvested restricted stock was outstanding at June 30, 2012. Each of our restricted stock award agreements with our NEOs provides that upon the date of a termination of an NEO’s employment as a result of the death or Total and Permanent Disablement of the NEO, all unvested shares shall vest as of such date of termination of the NEOs employment. Total and Permanent Disability has the meaning set forth in Section 22(e)(3) of the Internal Revenue Code. Additionally, under their respective Change of Control Agreements, Mr. Dulchinos and Ms. Cummins would receive acceleration of their unvested restricted stock upon termination due to or within a specified period of time following a change in control.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, the Compensation Committee consisted of Messrs. Juelis, Martin and Richardson, with Mr. Kelly resigning from such committee in November. No member of the Compensation Committee is, or has been an officer or employee of Adept or any of its subsidiaries. No member of the Compensation Committee or other member of the Board is, or was during fiscal 2012, an executive officer of another company whose board of directors, or whose compensation committee, on which one of Adept’s executive officers serves.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon exercise of options and rights under all of our equity compensation plans as of June 30, 2012 including options granted under the now-expired 1995 Director Option Plan, 1993 Stock Plan and 2001 Stock Option Plan, as well as Adept’s currently effective 2003 Stock Option Plan, 2004 Director Plan, 2005 Equity Incentive Plan and 2008 Employee Stock Purchase Plan.

Each of the plans requires stockholder approval to materially increase the number of shares of common stock authorized for issuance or reduce the exercise price of any outstanding option under such plans, in some cases where required by law or the requirements of the applicable exchange where Adept common stock is listed.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,386,379	$5.06	1,310,125
Equity compensation plans not approved by security holders (2)(3)	88,000	$5.87	0

Total	1,473,379	$5.11	1,310,125	(4)

(1)	Excludes purchase rights accruing under our 2008 Employee Stock Purchase Plan, for which remaining available rights are included in column (c).
(2)	Issued under our 2001 Stock Option Plan, which expired in August 2011 and under which no further securities remain available for issuance. The Board of Directors adopted the 2001 Plan in August 2001 and provided that 520,000 shares of common stock be reserved for issuance thereunder. Options under the 2001 Plan could be granted, as complies with applicable law, to employees either from time to time at the discretion of the Compensation Committee of the Board of Directors or automatically upon the occurrence of specified events, including, without limitation, reduction of at will employees’ salaries and the achievement of performance goals when Adept employed a “salary for options” program (which solely occurred in 2001). The exercise price of the options is at 100% of the fair market value of Adept’s common stock on the date of the grant. Options generally vest over a time period generally consisting of monthly vesting in equal installments over a four-year period. Options granted in 2001 for reduction of at will employees’ salaries vested in equal monthly increments over the salary reduction period. All stock options granted under the 2001 Plan have an expiration date of 10 years from the date of the grant. In October 2003, the Board amended the 2001 Plan to require stockholder approval to materially increase the number of shares of common stock authorized for issuance or reduce the exercise price of any outstanding option under the plan.
(3)	Excludes 19,500 (of an initial 100,000) restricted shares awarded as an inducement grant to the Managing Director of the acquired InMoTx business pursuant to a service agreement effective January 10, 2011 (the “Effective Date”). The restricted shares were to vest on the third anniversary of the Effective Date provided that the Managing Director remain employed by a subsidiary of Adept. Following June 30, 2011, 80,500 of such restricted shares were forfeited, and the remaining 19,500 shares vested on June 30, 2012.
(4)	Includes 422,328 shares available for issuance under the 2008 Employee Stock Purchase Plan as of July 1, 2011. Also includes 887,797 shares available for issuance at the end of fiscal 2012 under the 2003 Stock Option Plan and the 2005 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Transactions

Arrangements with Hale Capital in 2012 Preferred Stock Financing

On September 5, 2012, Adept entered into a Securities Purchase Agreement pursuant to which, on September 18, 2012, Adept issued 8,000 shares of Adept’s convertible preferred stock, par value $0.001 per share, at a price of $1,000 per share to affiliates of Hale Capital for gross proceeds of $8 million. The Securities Purchase Agreement contained representations, warranties and covenants including indemnification provisions, customary for an issuance of Preferred Stock in a private placement of this nature. Immediately following the transactions discussed above, Hale Capital beneficially owned an aggregate of 14.1% of the common stock of the Company (based on a determination of beneficial ownership pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended).

On September 5, 2012, Adept and Hale Capital also entered into a Registration Rights Agreement, pursuant to which Adept agreed to use its commercially reasonable efforts to file a registration statement with the SEC within 90 days for the resale of all of the Common Stock issuable on the conversion of the Preferred Stock and dividends, and a Side Letter Agreement with Hale Capital that provides that so long as Hale Capital and its affiliates hold Preferred Stock in an amount equal to not less than 5% of the Common Stock on an as-converted basis, Hale may designate one director (the “Preferred Holder Director”) for election to Adept’s Board of Directors. The Preferred Holder Director would be entitled to hold committee positions if eligible for service on such committee under NASDAQ and SEC requirements. Martin Hale, a member of the Board of Directors designated by Hale Capital and elected by the Board, is the Chief Executive Officer of each of Hale Capital and Hale Fund Management, LLC. Hale Capital is also entitled to designate a non-voting observer to attend each any meeting of the Board and any committee of the Board.

The terms, rights, obligations and preferences of the Preferred Stock are set forth in a Certificate of Designations of Adept (the “Certificate of Designations”). The Certificate of Designations provides that holders of Preferred Stock are entitled to receive dividends payable quarterly in arrears payable, at the election of Adept either in cash or, subject to certain equity conditions, in Common Stock. Dividends on the Preferred Stock accrue at Prime Rate (Wall Street Journal Eastern Edition) plus 3% (up to a maximum amount of 4%). Each share of the Preferred Stock is convertible, at the option of the holder and upon certain mandatory conversion events described below, at a conversion rate of $4.60.

If on or after the first anniversary of the issuance of the Preferred Stock, the Common Stock price exceeds the “Applicable Percentage” (meaning, 200% from the first anniversary to the second anniversary, 175% until the third anniversary, and 150% thereafter) for a consecutive 60 days, such price is maintained until conversion, and certain equity conditions providing that such shares of Common Stock issued upon conversion can be immediately saleable by the holders (the “Equity Conditions”), Adept can convert the Preferred Stock up to an amount equal to the greater of the then-one week trading volume of the Common Stock (the “Volume Limit”) or the amount of an identified bona fide block trade at a price not less than the then-current market price.

Starting 18 months after issuance of the Preferred Stock, if the trading price of the Common Stock is more than 110% of the conversion price for a specified period, Adept may convert up to 10% of the Preferred Stock issued pursuant to the Securities Purchase Agreement per quarter at 100% of the original price plus the amount of any accrued and unpaid dividends, subject to a maximum conversion equal to the Volume Limit per month and subject to the Equity Conditions. The ability to require conversion requires that Adept (i) maintains on deposit such amount of cash and cash equivalents and (ii) satisfies such EBITDA threshold, in each case as is mutually determined by Adept and Silicon Valley Bank and reasonably acceptable to Hale. If Adept cannot convert the Preferred Stock due to its failure to satisfy the conditions, then it may redeem the shares for cash at the same price subject to agreement of the preferred stockholder.

Upon certain triggering events, such as bankruptcy, insolvency or a material adverse effect or failure of Adept to issue shares upon conversion of the Preferred Stock in accordance with its obligations, the preferred stockholders may require Adept to redeem all or some of the Preferred Stock at a price equal to 100% of the conversion amount, and in certain events, the higher trading price of the Common Stock underlying the Preferred Stock between the date of the redemption notice and redemption, plus accrued and unpaid dividends.

On or after September 30, 2016, each preferred stockholder can require Adept to redeem its Preferred Stock in cash at a price equal to 100% of the conversion amount being redeemed plus accrued and unpaid dividends.

Each preferred stockholder has a vote equal to the number of shares of Common Stock into which its Preferred Stock would be convertible as of the record date. In addition, a majority of the preferred stockholders must approve certain actions, including approving any amendments to Adept’s charter or bylaws that adversely affects the voting powers, preferences or other rights of the Preferred Stock; payment of dividends or distributions; any liquidation, capitalization, reorganization or any other fundamental change of Adept; issuance of any equity security senior to or in parity with the Preferred Stock as to dividend rights, redemption rights, liquidation preference and other rights; issuances of equity below the conversion price; any liens or borrowings other than senior indebtedness from established commercial lenders on customary terms; and the redemption or purchase of any of the capital stock of Adept.

Change of Control

The Certificate of Designations contains certain negative covenants that restrict the Company’s ability to consummate a change of control without the prior approval of Hale Capital. In addition, a majority of the Holders must approve certain actions, including approving any amendments to the Issuer’s charter or bylaws that adversely affects the voting powers, preferences or other rights of the preferred stock; payment of dividends or distributions; any liquidation, capitalization, reorganization or any other fundamental change of Adept; issuance of any equity security senior to or on parity with the preferred stock as to dividend rights, redemption rights, liquidation preference and other rights; issuances of equity below the conversion price; any liens or borrowings other than senior indebtedness from established commercial lenders on customary terms; and the redemption or purchase of any of the capital stock of Adept. In addition, as described above, the preferred stock is entitled to certain liquidation preferences and other rights that could discourage a change of control of the Company.

Arrangements with Investors in 2003 Financing

On November 18, 2003, Adept completed an equity financing, referred to as the “2003 Financing”, by several investors, including affiliates of Jon D. Gruber and J. Patterson McBaine and affiliates of Austin W. Marxe and David M. Greenhouse as identified in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above.

Pursuant to the SSF Purchase Agreement (but not the Gruber/McBaine Purchase Agreement) entered into in connection with the 2003 Financing, Pursuant to these rights, SSF designated Mr. Burditt as a nominee for election to Adept’s Board of Directors. Adept also agreed to provide the investors with certain information rights, covenanted to take various actions, including registering the common stock issued in the 2003 Financing, and listing such shares, and refraining from materially reducing its insurance.

Adept also entered into registration rights agreements with the investors in the 2003 Financing, under which we registered the resale of the common stock issued in the 2003 Financing. Adept is obligated to maintain the effectiveness and availability of the registration statement until the shares can be resold without restriction, but the Company has certain rights to delay updating the registration statement or prospectus included in the registration statement during periods while we are in possession of material non-public information that would be required to be included in the prospectus. Adept also has certain customary obligations to indemnify for losses incurred by the investors in connection with any untrue statements of material fact or material omissions in the registration statement and for certain violations of securities and other similar laws.

Adept’s Nominating and Corporate Governance Committee, pursuant to its Charter and unwritten Adept policy, reviews all related party transactions of Adept annually, and as and when they arise as needed. This review covers all “transactions” with a “related person” as such terms are defined in Item 404 of Regulation S-K.

Other Matters

Adept knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

Adjournment of the Annual Meeting

In the event that there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the Annual Meeting, the proposal could not be approved unless the Annual Meeting was adjourned in order to permit further solicitation of proxies from holders of Adept common stock. Proxies that are being solicited by Adept’s Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 30 days, no notice of the date, time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the date, time and place at the Annual Meeting. The meeting may be adjourned by the Board of Directors, the CEO or a majority of the shares represented and voting at the Annual Meeting and entitled to vote, regardless of whether there is a quorum present at the Annual Meeting.

A copy of Adept’s Annual Report for fiscal 2012 can be accessed as instructed in the Notice of Internet Availability of Proxy Materials or a paper copy of the Annual Report for fiscal 2012 can be requested as described in the Notice of Internet Availability of Proxy Materials or as described herein by all stockholders entitled to notice of and to vote at the Annual Meeting concurrently with this proxy statement. The Annual Report is not incorporated into this proxy statement and is not proxy soliciting material.

By Order of the Board of Directors

John Dulchinos
President, Chief Executive Officer and Assistant Secretary

Dated: September 27, 2012

VOTE BY INTERNET - www.proxyvote.com
ADEPT TECHNOLOGY, INC. ATTN: LESLIE BRAZELTON 5960 INGLEWOOD DRIVE PLEASANTON, CA 94588	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M49999-P30191	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ADEPT TECHNOLOGY, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors Nominees
	01) Benjamin A. Burditt	05) Michael P. Kelly
	02) John Dulchinos 03) Martin M. Hale, Jr. 04) A. Richard Juelis	06) Herbert J. Martin 07) Robert J. Richardson

						For	Against	Abstain
The Board of Directors recommends you vote FOR proposal 2:
2.	Ratification of the selection of Armanino McKenna LLP to serve as the independent auditors of the Company for its fiscal year ending June 30, 2013.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented in this proxy, when properly executed, will be voted in the manner directed herein by the undersigned

Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M50000-P30191

ADEPT TECHNOLOGY, INC.

This proxy is solicited by the Board of Directors

2012 Annual Meeting of Stockholders

The stockholder(s) hereby appoint(s) John Dulchinos and Lisa M. Cummins, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Adept Technology, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. local time on November 9, 2012, at Adept’s corporate offices located at 5960 Inglewood Drive, Pleasanton, California 94588, and any adjournment(s) and postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

The undersigned stockholder(s) hereby revoke(s) all previous proxies for the Annual Meeting and acknowledges receipt of the Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting of Stockholders of Adept Technology, Inc.

Continued and to be signed on reverse side